                                                                  Exhibit (a)(1)


                                 JLKDirect Logo

                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK

                                       OF

                          JLK DIRECT DISTRIBUTION INC.
                                       AT

                              $8.75 NET PER SHARE

     This offer and your right to withdraw your shares will expire at 12:00 midnight, Eastern time, on October 31, 2000, unless the offer is extended.

     This offer is being made pursuant to a merger agreement, dated as of September 8, 2000, among JLK Direct Distribution Inc., Kennametal Inc. and Pegasus Acquisition Corporation. The JLK board of directors, based on the unanimous recommendation of an independent special committee of the board: (1) unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including this offer and the merger (discussed further in this offer document); (2) determined that the terms of the offer and the merger are in the best interests of JLK and fair to the public shareowners; and (3) recommends that the public shareowners accept the offer and tender their shares in the offer.

     A summary of the principal terms of the offer appears on pages Q-1 through Q-4 of this offer document. We urge you to read this entire offer document carefully before deciding whether to tender your shares. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the offer a majority of all then outstanding shares of Class A Common Stock. The offer is also subject to other important conditions described in "The Offer -- 9. Conditions to the Offer" of this offer document.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS OFFER DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER DOCUMENT OR IN THE ENCLOSED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

     If you have any questions or need assistance, you should contact ChaseMellon Shareholder Services, L.L.C., which is the depositary and information agent for this offer, at its address and telephone numbers on the back cover of this document.

October 3, 2000

                              IMPORTANT PROCEDURES

     If you wish to tender all or any part of the shares of Class A Common Stock registered in your name, you should carefully follow the instructions described in "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," including completing the enclosed letter of transmittal in accordance with the instructions in the letter of transmittal and delivering it, along with your share certificates and any other required items, to ChaseMellon Shareholder Services, the depositary. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender your shares, you should contact the nominee and request that the nominee tender the shares for you.

     If you desire to tender shares and your certificates for such shares are not immediately available or cannot be delivered to the depositary or you cannot comply with the procedure for book-entry transfer or your other required documents cannot be delivered to the depositary by the expiration of the offer, you must tender your shares pursuant to the guaranteed delivery procedure set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares."

     To tender shares properly, you must validly complete the letter of transmittal. You may request additional copies of this offer document, the letter of transmittal or the notice of guaranteed delivery from the information agent at its address and telephone numbers set forth on the back cover of this offer document.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET...............................................   Q-1
INTRODUCTION.....................................................     1
SPECIAL FACTORS..................................................     3
 1.  Background Of The Transaction...............................     3
 2.  Recommendations of the Special Committee and the JLK
     Board.......................................................     8
 3.  Opinion of the Special Committee's Financial Advisor........    10
 4.  Position of Kennametal Regarding Fairness...................    14
 5.  Purpose and Structure of the Offer and The Merger...........    15
 6.  Plans for JLK After the Offer and the Merger................    16
 7.  Interests of Certain Persons in the Offer and the Merger;
     Relationship with Kennametal................................    17
 8.  The Merger Agreement; Statutory Requirements; Appraisal
     Rights......................................................    25
 9.  Material Federal Income Tax Consequences....................    29
10.  Financing of the Offer and the Merger.......................    31
11.  Beneficial Ownership of Common Stock........................    32
12.  Transactions and Arrangements Concerning Shares.............    33
13.  Certain Effects of the Offer and the Merger.................    34

THE OFFER........................................................    36
 1.  Terms of the Offer..........................................    36
 2.  Acceptance for Payment and Payment..........................    37
 3.  Procedures for Accepting the Offer and Tendering Shares.....    38
 4.  Withdrawal Rights...........................................    40
 5.  Price Range of the Shares; Dividends........................    41
 6.  Possible Effects of the Offer and the Merger on the Market
     for the Shares, NYSE and
     Exchange Act Registration...................................    41
 7.  Certain Information Concerning JLK..........................    41
 8.  Certain Information Concerning Kennametal and Pegasus.......    46
 9.  Conditions to the Offer.....................................    47
10.  Legal Matters; Required Regulatory Approvals................    48
11.  Fees and Expenses...........................................    50
12.  Miscellaneous...............................................    51

SCHEDULE I -- Directors and Executive Officers of Kennametal and
  Pegasus........................................................   I-1

SCHEDULE II -- Directors and Executive Officers of JLK...........  II-1

ANNEX A -- Opinion of CIBC World Markets Corp.

ANNEX B -- Subchapter D of Chapter 15 of the Pennsylvania
           Business Corporation Law regarding Dissenters'
           Appraisal Rights

                               SUMMARY TERM SHEET

     JLK Direct Distribution Inc. is offering to purchase all the outstanding shares of its Class A Common Stock for $8.75 net per share, in cash, without interest. The following are some of the questions you, as a public shareowner of JLK, may have and answers to those questions. To understand the offer fully and for a more complete description of the terms of the offer, we urge you to read carefully this entire offer document and the enclosed letter of transmittal. We have included page references parenthetically and section cross-references to direct you to a more complete description of the topics in this summary.

WHO IS OFFERING TO BUY MY SHARES? (PAGE 1)

     Pursuant to the merger agreement with Kennametal Inc. and Pegasus Acquisition Corporation, a wholly owned subsidiary of Kennametal, JLK is making the offer to buy your shares of JLK Class A Common Stock.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? (PAGE 1)

     We are offering to buy all of the outstanding shares of our Class A Common Stock.

WHAT IS THE PURPOSE OF THE OFFER? (PAGE 15)

     Our offer to purchase your securities is one part of a two-step transaction that will result in Kennametal owning 100% of JLK. The second part of the transaction will be a merger of Pegasus with JLK, where JLK will become a wholly owned subsidiary of Kennametal. As a result of this two-step transaction, JLK will no longer be a publicly traded company.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS? (PAGE 1)

     We are offering to pay $8.75 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT? (PAGE 31)

     We will need approximately $42 million to purchase all the outstanding shares of our Class A Common Stock and to pay all the expenses of the offering. We expect to borrow a sufficient amount of funds under a cash management agreement we have with Kennametal. Kennametal has sufficient resources to fund JLK's borrowing from cash, cash equivalents and other marketable securities and investments currently held by it and borrowing capacity under its existing credit facilities.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER IN THE OFFER? (PAGE 42)

     Because tendering your shares in the offer will end your ownership interest in JLK, we believe that our financial condition is relevant to your determination of whether the offer price is fair and whether you should tender your shares in the offer. For this reason, our summary historical financial information is included in this offer document beginning on page 42, along with projections of future operations. More comprehensive financial information is included in the reports we have filed with the Securities and Exchange Commission. You can obtain copies of these reports in the manner described in "The Offer -- 7. Certain Information Concerning JLK."

     We do not believe that the financial condition of Kennametal or Pegasus is relevant to your decision whether to tender shares because we are making the offer for all outstanding shares solely for cash, the offer is not subject to any financing condition and the merger consideration offered by Kennametal in the merger is solely cash.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER? (PAGES 36 AND 38)

     You may tender your shares anytime prior to the expiration of the offer. The offer will expire at 12:00 midnight, Eastern time, on October 31, 2000, if the offering period is not extended.

CAN YOU EXTEND THE OFFER, AND UNDER WHAT CIRCUMSTANCES? (PAGE 36)

     We may extend the offer if the conditions to the offer discussed in "The Offer -- 9. Conditions to the Offer" have not been satisfied. We do not currently intend to extend the offering period, although we reserve our right to do so.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED? (PAGE 37)

     If we decide to extend the offering period, we will publicly announce the extension before 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? (PAGE 47)

     The most significant condition to the offer is that at least a majority of the then outstanding shares of our Class A Common Stock must be tendered to us and not withdrawn. This condition may only be waived by us with the consent of Kennametal. However, we will waive this condition if Kennametal and Pegasus waive one of the conditions to their obligation to consummate the merger, which is that we purchase at least 50% of the outstanding shares of our Class A Common Stock in the offer.

     Other important conditions to the offer are described in "The Offer -- 9. Conditions to the Offer."

HOW DO I TENDER MY SHARES? (PAGE 38)

     To tender your shares, you must do one of the following:

     (1) If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to ChaseMellon Shareholder Services, L.L.C., the depositary, or follow the procedures described in this offer document for book-entry transfer in "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares." These materials must reach ChaseMellon before the offer expires. Detailed instructions are contained in the letter of transmittal and in "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares."

     (2) If you are a record holder, but your stock certificate is not available, or you cannot deliver it to ChaseMellon before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call ChaseMellon at (888) 634-6468 for assistance.

     (3) If you hold your shares through a broker, bank or other nominee, you should contact your nominee and instruct them to tender your shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES? (PAGE 40)

     You can withdraw previously tendered shares until 12:00 midnight, Eastern time, on October 31, 2000, unless the offer is extended. If the offer is extended, you may withdraw previously tendered shares until the end of the extension period. In addition, if we have not agreed by December 1, 2000 to accept your shares for payment, you can withdraw them at any time until we accept your shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES? (PAGE 40)

     You can withdraw previously tendered shares by instructing ChaseMellon. If you tendered your shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for a withdrawal of your shares.

WHAT DOES JLK'S BOARD OF DIRECTORS THINK OF THE OFFER? (PAGE 10)

     JLK's board of directors, based upon the unanimous recommendation of an independent special committee of the board, has unanimously determined that the offer and the merger are in the best interests of the corporation and fair to its public shareowners. It unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger. The JLK board has unanimously recommended that you accept the offer and tender your shares in the offer.

WHAT DID JLK'S BOARD OF DIRECTORS DO TO SEE THAT THE PRICE PER SHARE I WILL RECEIVE IN THE OFFER AND SUBSEQUENT MERGER IS FAIR? (PAGES 3 AND 10)

     The JLK board of directors formed a special committee consisting of two independent directors to evaluate and negotiate the terms of the merger agreement. The special committee retained outside legal counsel and a financial advisor to assist it in the evaluation and negotiation, and received a written opinion, dated September 8, 2000, from its financial advisor, CIBC World Markets Corp., to the effect that, as of that date and based on and subject to matters described in the opinion, the $8.75 per share cash consideration you will receive in the offer and the merger was fair from a financial point of view. In addition, the special committee negotiated a provision in the merger agreement that allows it to consider any third-party proposal if it is required to do so to discharge its fiduciary duties.

DO THE OFFICERS AND DIRECTORS OF JLK HAVE INTERESTS THAT DIFFER FROM OTHER SHAREOWNERS' INTERESTS IN THE OFFER? (PAGE 17)

     As a result of the offer and the merger, stock options held by officers and directors (and other employees) will become immediately exercisable and these individuals will be entitled to receive the difference between the offer price and the option exercise price for their vested and unvested options if the offer price is in excess of the option exercise price. In addition, JLK's officers and directors will be entitled to continued directors and officers insurance coverage and indemnification benefits for six years following the merger. You should also be aware that certain officers and directors of JLK are also officers and directors of Kennametal.

IS THIS THE FIRST STEP IN A GOING-PRIVATE TRANSACTION? (PAGE 15)

     Yes, the offer is the first step in a going-private transaction. The second step is the merger of Pegasus with JLK, where JLK will become a wholly owned subsidiary of Kennametal. After the merger, JLK will no longer be a publicly owned company. However, if the tender offer conditions are not met or waived, we will not purchase the tendered shares and the merger will not occur.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES OF JLK CLASS A COMMON STOCK ARE NOT TENDERED? (PAGE 15)

     If shareowners tender at least a majority of the outstanding shares of our Class A Common Stock, and the other offer conditions are met, we will purchase all tendered shares in the offer. And, if at least 50% of the outstanding shares of our Class A Common Stock are purchased by us in the offer and the other merger conditions are met, Kennametal and Pegasus will effect the merger as soon as practicable after the consummation of the Offer. As of September 30, 2000, Kennametal owned 20,237,000 shares of our Class B Common Stock, which are immediately convertible at the option of Kennametal into shares of our Class A Common Stock on a one-for-one basis and represent approximately 83% of the economic interest in JLK, and approximately 98% of the combined voting power of all of JLK's outstanding common stock. Kennametal's supermajority ownership in the equity of JLK will permit Kennametal to effect the merger of Pegasus and JLK without shareowner approval under Pennsylvania law. However, if less than a majority of JLK's outstanding shares of Class A Common Stock are tendered in the offer and none of the conditions to the offer or merger are waived, we are not obligated to purchase any shares and Kennametal and Pegasus are not obligated to effect the merger. If the merger is not consummated, your tendered shares will be returned to you by the depositary.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES? (PAGES 15 AND
34)

     If you do not tender and the merger takes place, your shares will be canceled. Unless you exercise your dissenters' appraisal rights under Pennsylvania law with respect to the merger (see page 29), you will receive in the merger $8.75 per share in cash, the same amount that you would have received had you tendered your shares in the offer. Therefore, if the merger takes place and you do not dissent, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if for some reason the merger does not take place after the purchase in the offer, JLK may have so few remaining shareowners and publicly held shares that the Class A Common Stock will no longer be eligible to be traded on the NYSE or any other securities market. In that event, there may be no public trading market for the Class A Common Stock, and JLK may no longer be required to comply with the Securities and Exchange Commission's rules relating to publicly held companies, such as filing reports with the SEC. See "Special Factors -- 13. Certain Effects of the Offer and the Merger."

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES? (PAGE 29)

     The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state and local income tax purposes as well. In general, we would expect that in most cases a shareowner who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareowner's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. In general, capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects to you. See "Special Factors -- 9. Material Federal Income Tax Consequences."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE? (PAGE 41)

     The last reported sale price for a share of JLK Class A Common Stock, traded under the symbol "JLK" on the NYSE, was:

     - $5.8125 on July 20, 2000, the last full trading day before we publicly announced Kennametal's proposal to acquire the minority shares of JLK,

     - $6.25 on September 8, 2000, the last full trading day before we publicly announced this offer and

     - $8.625 on October 2, 2000, the last trading day before the commencement of this offer.

     The average of the closing prices for the shares over the 20 trading days prior to the July public announcement of Kennametal's proposal to acquire the minority shares of JLK was $5.0156. Before deciding whether to tender, you should obtain a current market quotation for the shares.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER? (BACK COVER PAGE)

     You can call our information agent, ChaseMellon Shareholder Services, at
(888) 634-6468.

                                  INTRODUCTION

     JLK Direct Distribution Inc., a Pennsylvania corporation, hereby offers to purchase all outstanding shares of its publicly-held shares, the Class A Common Stock, par value $0.01 per share (the "Shares"), at a purchase price of $8.75 per share, net to the selling shareowners in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this offer document (the "Offer to Purchase") and in the enclosed letter of transmittal (the "Letter of Transmittal", which, together with the Offer to Purchase and each as amended or supplemented from time to time, constitute the "Offer").

     Tendering shareowners who have Shares registered in their own name and who tender directly to the depositary will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares." JLK will pay all fees and expenses of ChaseMellon Shareholder Services, L.L.C., as depositary and information agent, incurred in connection with the Offer.

     JLK is not required to purchase any Shares unless at least a majority of the outstanding Shares are validly tendered and not withdrawn (the "Minimum Condition") prior to the expiration of the Offer on October 31, 2000 (together with all extensions of the Offer made pursuant to the Merger Agreement, the "Expiration Date"). JLK reserves the right, subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the prior consent of Kennametal Inc., to waive the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer is also subject to certain other terms and conditions. See "Special Factors -- 8. The Merger Agreement; Statutory Requirements; Appraisal Rights" and "The Offer -- 9. Conditions to the Offer."

     As of September 30, 2000, there were 4,288,410 Shares outstanding and, as of September 30, 2000, there were outstanding options to acquire 656,500 Shares under various JLK option plans. JLK does not anticipate that it will issue any additional Shares or options or other rights to acquire Shares prior to the expiration of the Offer.

     JLK is making the Offer pursuant to the Merger Agreement, dated as of September 8, 2000 (the "Merger Agreement"), among JLK, Kennametal and Pegasus Acquisition Corporation, a newly-formed, wholly owned subsidiary of Kennametal. As soon as practicable after the consummation of the Offer and the satisfaction or waiver of the Offer conditions and certain merger conditions, Pegasus will merge with and into JLK (the "Merger"), with JLK continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share, other than Shares owned by Kennametal, Pegasus or JLK and Shares held by public shareowners (the "Public Shareowners") who perfect their appraisal rights under Pennsylvania law, will be converted into the right to receive $8.75 net in cash, without interest (the "Merger Consideration"). "Special Factors -- 8. The Merger Agreement; Statutory Requirements; Appraisal Rights" below contains a more detailed description of the Merger Agreement. "Special Factors -- 9. Material Federal Income Tax Consequences" describes the material federal income tax consequences of the sale of Shares in the Offer and the Merger.

     As of September 30, 2000, Kennametal owned 20,237,000 shares of JLK's Class B Common Stock, which are immediately convertible at the option of Kennametal into Shares on a one-for-one basis and represent approximately 83% of the economic interest in JLK and approximately 98% of the combined voting power of JLK's outstanding common stock. As a result of Kennametal's supermajority ownership in the equity of JLK, Kennametal will be able to effect the Merger without any action by the Public Shareowners by means of a short-form merger. Accordingly, if the Minimum Condition and other conditions to the Offer are satisfied or waived and the Offer is completed, Kennametal will cause the Merger to be consummated without the approval of the Public Shareowners as soon as practicable after the consummation of the Offer. If the Minimum Condition and other conditions to the Offer are not satisfied or waived and the Offer is not completed, Kennametal is not obligated to cause the Merger to be consummated. See "Special Factors -- 8. The Merger Agreement; Statutory Requirements; Appraisal Rights."

     The board of directors of JLK (the "JLK Board") formed a special committee consisting of two independent directors (the "Special Committee") to evaluate and negotiate the terms of the Merger Agreement. The Special Committee retained outside legal counsel and a financial advisor to assist it in the evaluation and negotiation. The Special Committee received from its financial advisor, CIBC World Markets Corp. ("CIBC World Markets"), a written opinion, dated September 8, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $8.75 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares was fair, from a financial point of view, to such holders. A copy of CIBC World Markets' written opinion, dated September 8, 2000, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by CIBC World Markets, is attached to this Offer to Purchase as Annex A. You are urged to read the opinion carefully in its entirety.

     THE JLK BOARD, UPON RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF EACH ARE IN THE BEST INTERESTS OF JLK AND FAIR TO THE PUBLIC SHAREOWNERS, AND UNANIMOUSLY RECOMMENDS THAT THE PUBLIC SHAREOWNERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In considering the recommendation of the JLK Board with respect to tendering Shares in the Offer, you should be aware that five out of the seven members of the JLK Board are either directors or executive officers of Kennametal, and thus have interests that are in addition to, or different from, your interests as Public Shareowners. See "Special Factors -- 7. Interests of Certain Persons in the Offer and the Merger; Relationship with Kennametal."

     THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN THE "THE OFFER -- 9. CONDITIONS TO THE OFFER." THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 31, 2000, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1.  BACKGROUND OF THE TRANSACTION

     JLK has been a subsidiary of Kennametal since JLK's formation in 1997. Kennametal currently owns approximately 83% of the equity of JLK. Kennametal, after conducting a review of its business operations, came to the conclusion that it may not be the best owner of JLK and announced on November 17, 1999 that it had retained Goldman, Sachs & Co. ("Goldman Sachs") to explore strategic alternatives for Kennametal's interest in JLK, including a possible divestiture.

     With the assistance of JLK, a Confidential Offering Memorandum was prepared by Kennametal and in December 1999 Goldman Sachs commenced distribution of the Confidential Offering Memorandum as part of an orderly sales solicitation process. Approximately 86 prospective buyers were solicited by Goldman Sachs, and 52 of those prospective buyers (who indicated an interest and signed a confidentiality agreement) were sent this Confidential Offering Memorandum. In addition, JLK entered into change-in-control employment agreements and offered other incentives to retain its management during Kennametal's sales process. Prospective buyers who were solicited included strategic industrial companies as well as financial buyers. As a result of this process, in January 2000, Goldman Sachs, on behalf of Kennametal, received preliminary indications of interest at varying price ranges from ten parties to purchase Kennametal's interest in JLK. Among these preliminary indications of interest, the lowest submitted price range was $9.00 to $10.50 per Share and the highest submitted price range was $14.00 to $16.00 per Share. Representatives of Goldman Sachs also informed Kennametal that all of the parties who had indicated an interest had also stated that they desired to acquire Kennametal's equity interest in JLK only as part of their acquisition of all of the equity of JLK.

     On January 25, 2000, the JLK Board resolved to appoint the Special Committee consisting of the Board's two independent directors, Mr. Jeffery M. Boetticher and Mr. Irwin L. Elson, to investigate, study and make recommendations to the JLK Board if Kennametal proposed the sale or other transfer of all or substantially all of the assets or securities of JLK. The JLK Board authorized the Special Committee to retain separate legal counsel and a financial advisor to assist it in evaluating and negotiating any proposed transaction. On March 1, 2000, the Special Committee retained Morgan, Lewis & Bockius LLP ("Morgan Lewis") to act as its legal counsel. Following its engagement by the Special Committee, Morgan Lewis reviewed with the Special Committee the purpose and function of the Special Committee and the fiduciary duties of the members of the Special Committee to the Public Shareowners. Also on March 1, 2000, the Special Committee interviewed and reviewed with CIBC World Markets its qualifications to serve as financial advisor to the Special Committee. After consulting with Morgan Lewis, the Special Committee later formally engaged CIBC World Markets as the Special Committee's financial advisor.

     Based on the preliminary indications of interest which Kennametal received, Kennametal selected six of the ten prospective buyers in February and March 2000 to proceed to the next stage of the sales process of performing due diligence on JLK by meeting with its management and reviewing documents in a data room. Among these six prospective buyers, the lowest submitted preliminary indication of interest was a price of $11.75 to $13.25 per Share and the highest submitted preliminary indication of interest was a price range of $14.00 to $16.00 per Share. These potential bidders were also provided by Kennametal with forms of transaction documents. The potential bidders were invited to submit by March 27, 2000 final and binding bids, including mark-ups of the forms of transaction documents. Kennametal expected to choose a winning bidder and present that bidder's proposal to acquire all of JLK to the Special Committee.

     During this period, the Special Committee and its advisors prepared to respond to any proposals presented by Kennametal. From March 1 through March 9, Morgan Lewis conducted a legal due diligence investigation of JLK. On March 6, 2000, representatives of CIBC World Markets met with members of JLK management. On March 9, 2000, the Special Committee's advisors requested through Goldman Sachs certain financial information regarding JLK and copies of correspondence between Goldman Sachs and potential third party acquirers. The Special Committee and its advisors met again on March 16, 2000 and March 24, 2000, each time to discuss the status of the proposed sales process. During these meetings, CIBC World Markets briefed the Special Committee regarding the preliminary indications of interest that Goldman Sachs indicated had been submitted by certain potential strategic and financial buyers, and Morgan Lewis commented on the form of transaction documents and product supply agreement submitted by Kennametal to such bidders for their review.

     However, by March 27, 2000, all six of the prospective buyers had indicated to Goldman Sachs that they would not submit a final bid to Kennametal. On March 29, 2000, the Special Committee was informed by Kennametal that it was ultimately unsuccessful in soliciting an acceptable bid.

     Kennametal then considered with its financial and legal advisors over the course of several weeks seven different alternatives: (1) leave JLK as an independent public company and assist its board of directors to improve the performance of JLK's businesses and after its financial performance improved consider other strategic alternatives for Kennametal's investment in JLK; (2) buy-in the public minority shares and directly focus on improving the performance of JLK's businesses and after its financial performance improved consider other strategic alternatives for Kennametal's investment in JLK; (3) dividend all of Kennametal's shares in JLK to Kennametal's shareowners in a tax-free spinoff; (4) have Kennametal lead a "going private" leveraged or strategic buy-out of JLK by agreeing to retain a 49% interest and finding investors willing to own 51% of JLK; (5) conduct a new mini-sales process with a selected number of strategic or financial buyers to see if a bidder could be found for JLK or for any of its businesses; (6) approach the prospective financial buyer who was the last person to withdraw and attempt to persuade it to reverse its decision not to submit a final bid; and (7) find a joint venture partner who would acquire an interest in JLK and assist in improving the performance of its businesses.

     By late April, Kennametal, after discussions with its financial and legal advisors, had eliminated all of the alternatives other than the first and second alternatives. Kennametal rejected the third alternative because dividending its JLK shares would not address the need to improve JLK's financial performance. Further, Kennametal believed that dividending its JLK shares would have an adverse financial impact on Kennametal, including the likely inability to maintain the investment grade ratings from rating agencies on its debt and the probable inability to make such a dividend without violating restrictive covenants contained in its principal credit agreement. Kennametal rejected the fourth and seventh alternatives because those alternatives would leave Kennametal with a substantial interest in JLK and Kennametal believed that it would still have to devote significant resources to improving JLK's performance. Kennametal rejected the fifth alternative after reviewing with Goldman Sachs the conduct of the completed sales process because it did not believe that attempting a renewed sales process would produce a viable transaction for JLK. With respect to the sixth alternative, Kennametal engaged in a discussion with that prospective buyer and concluded that that buyer would not reverse its decision.

     Kennametal closely weighed and debated between the first and second alternatives. On May 2, 2000, Kennametal announced that it had concluded its evaluation of strategic alternatives for JLK and had decided to terminate consideration of a possible divestiture at that time. Among the reasons for not pursing the second alternative at that time were: the inconsistency with Kennametal's long-term strategy if it increased its ownership of what it determined was a non-core business; the complexity and length of time involved to accomplish the second alternative; the additional managerial resources which Kennametal would have to devote to JLK as a wholly owned subsidiary; and Kennametal's belief that it would be more difficult to find a new chief executive officer for a wholly owned subsidiary than for a public subsidiary. Kennametal elected to pursue the first alternative for, among others, the following reasons: the need to recruit a chief executive officer for JLK, the prospects of which would be enhanced if JLK remained a public company; a reluctance to compromise the previously announced business strategy of JLK as a non-core business; and the perception of further exacerbating the channel conflict between JLK and the principal customers of certain divisions of Kennametal.

     Also on May 2, 2000, JLK announced the resignation of Mr. Richard J. Orwig as President and Chief Executive Officer and reported that Mr. Boetticher would be replacing Mr. Orwig on an interim basis. In addition, JLK announced the creation of an Executive Office under Mr. Boetticher's leadership, which included Mr. Markos I. Tambakeras, President and Chief Executive Officer of Kennametal, and Mr. Elson.

     The JLK Executive Office began conducting a search for a new chief executive officer for JLK, and assisted in the management of JLK. Subsequently, Kennametal's chief administrative officer became acting chief operating officer of JLK pending the election of a new chief executive officer of JLK. The two independent directors, Messrs. Boetticher and Elson, also met with JLK management and conducted a review of its operations, as did Kennametal's chief administrative officer. On June 13, 2000, JLK announced that its results of operations for its fourth quarter ending June 30, 2000 would be lower than expected. JLK announced that compared to the fourth quarter of fiscal 1999 it expected flat sales due to slower than expected sales development across all product lines and a decline in earnings from $0.21 per Share to $0.12 to $0.15 per Share due to higher operating costs from the implementation of a new management information system and problems associated with processing and shipping orders in its U.S. catalog operations.

     In July 2000, the independent directors informed Mr. Tambakeras that significant problems existed within JLK which would need to be addressed in order to improve JLK's financial performance, including inventory management in warehouses, processing and shipping orders at customer service centers, JLK's new management information system and telephone system, lack of management leadership and processes, failure to integrate businesses JLK had acquired, a need for consolidating some facilities, poor employee morale and high turnover. The independent directors also informed Mr. Tambakeras that they believed the various problems could be addressed over time by a new chief executive officer. Lastly, the independent directors informed Mr. Tambakeras that they believed the process of correcting JLK's problems could be more efficiently and effectively done if JLK were no longer a public company.

     Kennametal then reviewed and reassessed its decision regarding leaving JLK as a public company. On July 13, 2000, Mr. Tambakeras informed the executive committee of Kennametal's board of directors of the recommendation from the independent directors of JLK that JLK be taken private and that he was reviewing the decision to leave JLK as a public company. At this meeting, the executive committee of Kennametal reviewed various advantages and disadvantages of taking JLK private. In addition, as part of this process, Kennametal reviewed the then existing financial projections of JLK which had been prepared by management of JLK (a copy of which were provided to Kennametal's financial advisor) and engaged in discussions with its financial advisor regarding JLK's financial performance, prospects, and various valuation computations that could be performed using these projections and similar types of transactions. Preliminary draft computations using JLK's then existing financial projections produced varying results: discounted cash flow computations produced equity values from $11.45 per Share to $16.83 per Share using discount rates from 8% to 12% and terminal multiples of earnings before interest, taxes, depreciation and amortization from 5 to 7 (applying a 2% increase or decrease in JLK's earnings before interest and taxes margin and a 5% increase or decrease to projected sales growth changed the equity value range to $9.82 per Share to $19.62 per Share); computations of the present value of projected future JLK stock prices produced equity values from $5.06 per Share to $11.93 per Share applying discount rates from 10 to 15% and forward price to earnings multiples of 6.0x to 12.0x; and a leveraged buy-out computation produced $10.22 per Share. In addition, the preliminary draft computations projected that the effect on Kennametal's earnings per share in fiscal 2001 if JLK became a wholly owned subsidiary in a cash transaction would range from a positive or accretive effect of 3.2% at a price of $5.00 per Share to 1.8% at a price of $10.00 per Share. JLK's financial projections upon which these preliminary draft computations were based were subsequently revised significantly downward. See "The Offer -- 7. Certain Information Regarding JLK -- Certain Projected Financial Data."

     As a result of the independent directors' report regarding the results of their review of JLK's operations and their recommendation that JLK no longer be a public company, Mr. Tambakeras decided to recommend to the executive committee of Kennametal's board of directors that JLK become a wholly owned subsidiary of Kennametal. On July 20, 2000, the executive committee of Kennametal's board of directors met and authorized Mr. Tambakeras in his discretion to offer to the JLK Board that JLK become a wholly owned subsidiary of Kennametal with a cash payment in an amount he deemed appropriate but not to exceed $9.00 per Share to the minority shareowners. The executive committee based its decision on the recommendation by the JLK independent directors and Mr. Tambakeras, and Kennametal's belief that, as a wholly owned subsidiary, the performance of JLK's businesses could be improved more quickly and efficiently. The executive committee also considered at this meeting and its July 13, 2000 meeting various other factors including: that the transaction was expected to be accretive to Kennametal's future earnings; that improving the performance of JLK was expected to require significant resources of Kennametal (at that time restructuring costs were estimated around $15 million); the elimination of potential conflicts of interest, which would make it easier to fit JLK into Kennametal's marketing and business strategies; that JLK management could focus solely on their businesses with fewer distractions in not being a publicly held company; the elimination of the need to publicly disclose transactions between the companies; that Kennametal would have an enhanced ability to sell the separate businesses of JLK or combine them with Kennametal divisions if it so desired; that the cost (estimated at approximately $500,000 per year) of public company reporting as well as investor relations activity could be eliminated; and that Kennametal could possibly use JLK's technology in e-commerce in other Kennametal business. The executive committee also was furnished with and reviewed the preliminary draft valuation computations described above.

     On July 20, 2000, Kennametal delivered a letter addressed to the independent directors of JLK's Board proposing an acquisition of all of the common stock of JLK which it did not own at a price of $6.70 per Share in cash and issued an announcement that it had made this proposal. Kennametal also requested a response by August 1, 2000 to this proposal. Immediately thereafter, the Special Committee recontacted CIBC World Markets and Morgan Lewis to assist it in evaluating and negotiating Kennametal's offer.

     On July 21, 2000, the Special Committee met with its advisors to discuss the timetable and possible structure of a proposed transaction with Kennametal. Following this meeting, CIBC World Markets requested management to provide it with copies of JLK's most current financial projections. From July 21 through July 24, 2000, the Special Committee's advisors had various conversations with Kennametal and Goldman Sachs to determine whether Kennametal was interested in receiving proposals from outside parties for its 83% stake in JLK. At the request of the Special Committee, Kennametal indicated it would not object at this time to the Special Committee contacting potential strategic and financial buyers for JLK. On July 24, 2000, the Special Committee received an update from its advisors regarding these discussions.

     On July 25, 2000, the JLK Board reaffirmed the appointment of Messrs. Boetticher and Elson to the Special Committee.

     On July 27, 2000, CIBC World Markets informed the Special Committee that, as directed by the Special Committee, CIBC World Markets had contacted certain potential strategic and financial buyers which previously had expressed an interest in acquiring JLK in connection with the sale process undertaken on behalf of Kennametal to determine if they had a continuing interest in acquiring JLK at that time in light of Kennametal's $6.70 per Share offer. Also at this meeting, Morgan Lewis described to the Special Committee a legal action which had been filed by Furtherfield Partners, a JLK shareowner, in the Court of Common Pleas, in Allegheny County, Pennsylvania, relating to the proposal announced by Kennametal.

     On August 1, 2000, following a meeting with its advisors, the Special Committee advised Kennametal by letter that it would be unable to respond to the $6.70 per Share offer by Kennametal's suggested deadline of August 1, 2000 because it (i) had just recently received from JLK its financial projections for the periods ending June 30, 2001 through June 30, 2005, and (ii) needed to clarify Kennametal's willingness to consider third party offers to acquire its stake in JLK.

     By letter dated August 3, 2000, Kennametal requested a response to its offer and informed the Special Committee that it was not interested in, and had decided not to authorize, another sales process to sell JLK because it believed that the sales process conducted by Goldman Sachs was exhaustive, that another sales process would not produce any benefit and would further destabilize JLK and delay restoring the performance of JLK's businesses.

     At a meeting on August 10, 2000, the Special Committee reviewed with its advisors Kennametal's $6.70 per Share offer and a business and financial overview of JLK. At this meeting, CIBC World Markets indicated to the Special Committee that it was its view that the Kennametal offer of $6.70 per Share was inadequate from a financial point of view. After full discussion, the Special Committee determined that it would not recommend the $6.70 per Share offer to the JLK Board.

     On August 11, 2000, Mr. Boetticher telephoned Mr. William R. Newlin, the Chairman of the Board of Directors of Kennametal, advising him that Kennametal's offer of $6.70 per Share was inadequate from a financial point of view and that the Special Committee would welcome the opportunity to discuss any revised proposal in the event that Kennametal chose to modify its offer and that a letter to such effect was being sent by the Special Committee to Kennametal.

     On August 14, 2000, CIBC World Markets met with Goldman Sachs to discuss the Special Committee's conclusion that the $6.70 per Share price was inadequate from a financial point of view. Later in the day, CIBC World Markets updated the Special Committee as to its discussions with Goldman Sachs, including Goldman Sachs' request for an additional meeting to discuss Kennametal's offer. The Special Committee and its advisors then discussed various alternatives with respect to a further response by the Special Committee. After consulting with its advisors, the Special Committee decided that no useful purpose would be served by having CIBC World Markets meet again with Goldman Sachs unless and until a revised offer was presented by Kennametal to the Special Committee for consideration.

     On August 22, 2000, Goldman Sachs, on behalf of Kennametal, presented to CIBC World Markets a modified offer of $7.75 per Share, confirmed by letter dated August 23, 2000 to the Special Committee, and told CIBC World Markets that if the Special Committee found this new, higher offer unacceptable, that the Special Committee should make a counter-proposal to Kennametal of the Special Committee's minimum acceptable price. The Special Committee met with its advisors twice on August 22, 2000 to discuss the revised offer.

     On August 23, 2000, the Special Committee reviewed certain written materials prepared by Goldman Sachs with respect to the revised offer. At a meeting with its advisors on August 23, 2000, the Special Committee indicated that it would not recommend a price per Share of $7.75 to the JLK Board, and that it was not prepared to recommend a price per Share below $8.75. The Special Committee authorized CIBC World Markets to inform Goldman Sachs that, subject to the negotiation of a definitive agreement, the Special Committee was prepared to make a recommendation to the JLK Board if Kennametal was prepared to increase its price per Share to $8.75. CIBC World Markets so informed Kennametal on August 23, 2000. Thereafter, Mr. Boetticher also reiterated the Special Committee's position to Mr. Newlin. On August 30, 2000, Kennametal agreed to the increased price per share of $8.75, subject to negotiation of a definitive agreement.

     The Special Committee met with its advisors on August 31, 2000 to discuss the revised price. It was agreed that Morgan Lewis would contact Kennametal to determine when a draft agreement would be circulated.

     On September 1, 2000, Buchanan Ingersoll Professional Corporation, counsel to Kennametal, distributed to Morgan Lewis a draft of the Merger Agreement. From September 4, 2000 through September 7, 2000, Morgan Lewis and Buchanan Ingersoll negotiated the terms and conditions of the Merger Agreement. The parties agreed that the structure of the transaction would be an issuer tender offer by JLK to acquire all of the outstanding Shares to be followed by a second-step merger of Pegasus with and into JLK, with JLK as the Surviving Corporation. It was agreed that the closing of the Offer would be subject to the condition that a majority of the Shares be tendered pursuant to the Offer. At the request of Morgan Lewis, Kennametal agreed to eliminate or scale back the representations, warranties and covenants of JLK contained in the draft Merger Agreement and to allow the Special Committee to consider any third-party proposal if it was required to do so to discharge its fiduciary duties. Kennametal also agreed to require the Surviving Corporation to maintain directors' and officers' liability insurance in place for a period of six years following the closing of the transaction and include a provision in the Surviving Corporation's by-laws which provides for the continued indemnification of current directors and officers of JLK for a period of six years following the closing of the Merger. See "Special
Factors -- 8. The Merger Agreement; Statutory Requirements; Appraisal Rights" and "The Offer -- 9. Conditions to the Offer."

     The Special Committee met on September 8, 2000, at the offices of Buchanan Ingersoll in Pittsburgh, Pennsylvania to review the terms and conditions of the Offer and the Merger with its legal and financial advisors. Morgan Lewis reviewed with the Special Committee the terms and conditions of the Merger

Agreement. Also at this meeting, CIBC World Markets delivered to the Special Committee its written opinion to the effect that, as of that date and based on and subject to the matters described in the opinion, the $8.75 per Share cash consideration to be received in the Offer and the Merger by the holders of the Shares was fair, from a financial point of view, to such holders. See "Special Factors -- 3. Opinion of the Special Committee's Financial Advisor." After a full discussion, the Special Committee unanimously concluded that the Offer and the Merger were fair to the holders of the Shares and determined to recommend the Offer and the Merger to the JLK Board.

     Following the meeting of the Special Committee, the JLK Board met at the offices of Buchanan Ingersoll to consider the terms and conditions of the Offer and the Merger and the recommendation of the Special Committee. The Special Committee presented its recommendation to the JLK Board. After full discussion, the JLK Board unanimously concluded that the Offer and the Merger were in the best interests of JLK and fair to the holders of the Shares and authorized the Offer and the Merger.

2.  RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE JLK BOARD

  (A)  SPECIAL COMMITTEE

     In evaluating the Offer and the Merger, the Special Committee relied upon its knowledge of the business, financial condition and prospects of JLK as well as the advice of legal and financial advisors. In reaching its decision to recommend the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, to the full JLK Board, and that the Offer and Merger were fair to the holders of the Shares, the Special Committee considered a number of factors, including the following, which the Special Committee concluded supported its decision to recommend the Offer and the
Merger:

      (1) The Need to Fix JLK Businesses. The Special Committee considered the fact that significant problems existed within JLK that needed to be addressed in order to improve its financial performance and the belief that the process of correcting these problems could be more efficiently and effectively done if JLK were no longer a public company. See "Special Factors -- 1. Background of the Transaction."

      (2) Market Price and Premium. The Special Committee considered the historical market and recent trading activity of the Shares, including the fact that the $8.75 per Share cash consideration represents a premium of (i) approximately 39% over the $6.3125 per Share closing price on the New York Stock Exchange on September 7, 2000, the last full trading day before the Special Committee met to determine the final terms of the Merger Agreement, (ii) approximately 51% over the $5.8125 per Share closing price on the NYSE on July 20, 2000, the last full trading day before the public announcement of Kennametal's proposal to acquire the minority shares of JLK and (iii) approximately 74% over the $5.0156 per Share closing price average on the NYSE over the 20 trading days prior to the July public announcement of Kennametal's proposal.

      (3) Special Committee Formation and Arm's-Length Negotiations. The Special Committee considered the fact that the Merger Agreement and the transactions contemplated thereby were the product of arm's-length negotiations between Kennametal and the Special Committee (and their respective advisors) and the fact that the Special Committee consists of two independent directors who are not employed by Kennametal.

      (4) Offer Price and Merger Consideration. The Special Committee concluded, based on its negotiations with Kennametal, that a price higher than $8.75 per Share could not likely be obtained and that further negotiations with Kennametal could cause Kennametal to abandon the transaction, or possibly to commence a tender offer at a price less than $8.75 per Share.

      (5) Recent Plans Regarding a Sale of JLK. The Special Committee considered the fact that Kennametal, through Goldman Sachs, conducted an orderly sales process, the result of which was that no firm offers were received.

      (6) Relationship with Kennametal; Available Alternatives. The Special Committee considered Kennametal's ownership of approximately 83% of the equity of JLK and the effects of such ownership on the alternatives available to JLK; the fact that Kennametal had considered certain alternatives with respect to its ownership interest in JLK and had decided not to authorize another sales process; the fact that, as a practical matter, no such alternatives potentially available to JLK could be effected without the support of Kennametal; and the consequences of continuing to operate JLK as a public corporation and a majority-owned subsidiary of Kennametal.

      (7) Opinion of the Special Committee's Financial Advisor. The Special Committee considered the opinion of CIBC World Markets, dated September 8, 2000, to the Special Committee as to the fairness, from a financial point of view and as of that date, of the $8.75 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares, as described below under "Special
          Factors -- 3. Opinion of the Special Committee's Financial Advisor."

      (8) Transaction Structure. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding Shares, thereby enabling the Public Shareowners the opportunity to obtain cash for all of their shares at the earliest possible time and the fact that the per Share cash consideration to be paid in the Offer and the Merger is the same.

      (9) Minimum Condition. The Special Committee considered the fact that the Offer was conditioned upon a majority of the outstanding Shares being validly tendered and not withdrawn prior to the Expiration Date. See "The Offer -- 9. Conditions to the Offer."

     (10) Financing. The Special Committee considered that financing is not a condition of Kennametal's obligation to complete the Merger and that Kennametal, through an intercompany debt/investment and cash management agreement with JLK, will be able to provide JLK the necessary funding for purchase of the Shares in the Offer.

     (11) Terms of the Merger Agreement. The Special Committee evaluated the terms of the Merger Agreement, including the circumstances under which the Special Committee may withdraw its recommendation of the Merger and the Offer and/or JLK may terminate the Merger Agreement, and the parties' representations, warranties and covenants and the conditions to their respective obligations.

     (12) Availability of Dissenters' Rights. The Special Committee considered the fact that dissenters' appraisal rights will be available under Pennsylvania law with respect to the Merger.

     (13) Possible Decline in Market Price of Shares. The Special Committee considered the possibility that if a transaction with Kennametal is not consummated and JLK remained a publicly-owned corporation, the price that might be received by the holders of the Shares in the open market or in a future transaction might be less than the $8.75 per Share to be received by Public Shareowners in connection with the Offer and the Merger.

     (14) Thin Trading Market in Shares. The Special Committee considered the relatively thin trading market of the Shares.

     In addition to the factors listed above, the Special Committee considered the fact that the consummation of the Offer and the Merger would eliminate the possibility of Public Shareowners from participating in any future growth in the value of JLK. The Special Committee concluded that this loss of opportunity was appropriately reflected in the $8.75 per Share to be paid in the Offer and Merger. In reaching its decision as to the fairness of the Offer, the Special Committee was aware of the possible conflicts of interest of certain directors and members of management of both JLK and Kennametal discussed below under "Special Factors -- 7. Interests of Certain Persons in the Offer and the Merger; Relationship with Kennametal."

  (B)  THE JLK BOARD OF DIRECTORS

     In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the full JLK Board considered and relied upon the conclusions and the unanimous recommendation of the Special Committee that the full Board approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the considerations referred to above as having been taken into account by the Special Committee, as well as the Board's own familiarity with JLK's business, financial condition and prospects. Further, the JLK Board believes that the Offer and the Merger are procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed by the Board to represent the interests of JLK and the Public Shareowners; (ii) the Special Committee retained legal and financial advisors to assist it in evaluating and negotiating the proposed transaction, including the terms of the Merger Agreement; (iii) the Offer is subject to the Minimum Condition; and (iv) the $8.75 per Share cash consideration and the other terms and conditions of the Merger Agreement resulted from active arm's-length negotiations between the Special Committee and Kennametal (and their respective advisors). The JLK Board believes that the Special Committee, with its advisors, effectively represented the interests of the holders of the Shares and did not retain any unaffiliated representative to act on behalf of the holders of the Shares. In addition, the Offer and the Merger were approved by the unanimous vote of the JLK directors who are not employees of JLK.

     THE JLK BOARD, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, (1) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (2) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF JLK AND FAIR TO THE PUBLIC SHAREOWNERS AND (3) RECOMMENDS THAT THE PUBLIC SHAREOWNERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In considering the recommendation of the JLK Board with respect to the Offer and the Merger, you should be aware that certain officers and directors of JLK have certain interests that are in addition to, or different from, the interests of the Public Shareowners. See "Special Factors -- 7. Interests of Certain Persons in the Offer and the Merger; Relationship with Kennametal."

     In view of the wide variety of factors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the JLK Board found it practicable to, and did not, qualify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

     The foregoing discussion of the information and factors considered and given weight by the Special Committee and the JLK Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the JLK Board.

     Neither JLK nor Kennametal has made any provisions in connection with the Offer and the Merger to grant unaffiliated shareowners of JLK access to JLK's corporate records, or to obtain counsel or appraisal services at the expense of either JLK or Kennametal.

3.  OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     The Special Committee engaged CIBC World Markets to act as its financial advisor in connection with the Offer and the Merger. On September 8, 2000, at a meeting of the Special Committee held to evaluate the proposed Offer and the Merger, CIBC World Markets delivered an oral opinion, confirmed by delivery of a written opinion dated September 8, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $8.75 per Share cash consideration to be received in the Offer and the Merger was fair, from a financial point of view, to the holders of Shares.

     THE FULL TEXT OF CIBC WORLD MARKETS' OPINION, DATED SEPTEMBER 8, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS OFFER TO PURCHASE AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE $8.75 PER SHARE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE

MERGER. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER, THE MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PUBLIC SHAREOWNER AS TO WHETHER OR NOT SUCH PUBLIC SHAREOWNER SHOULD TENDER SHARES IN THE OFFER OR AS TO ANY OTHER MATTER RELATING TO THE PROPOSED OFFER OR MERGER. THE DESCRIPTION OF CIBC WORLD MARKETS' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX A OF THIS OFFER TO PURCHASE. HOLDERS OF SHARES ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, CIBC World Markets:

     - reviewed a draft dated September 8, 2000 of the Merger Agreement;

     - reviewed audited financial statements for JLK for the fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999;

     - reviewed unaudited financial statements for JLK for the fiscal year ended June 30, 2000 prepared by JLK's management;

     - reviewed financial projections of JLK prepared by JLK's management;

     - reviewed historical market prices and trading volumes for the Shares;

     - held discussions with the senior management of JLK with respect to the business and prospects for future growth of JLK;

     - reviewed and analyzed publicly available financial data for companies CIBC World Markets deemed comparable to JLK;

     - reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the Offer and the Merger;

     - performed a discounted cash flow analysis and a leveraged buyout analysis of JLK using assumptions of future performance provided to and discussed with CIBC World Markets by JLK's management;

     - performed a premiums paid analysis based on comparable acquisitions involving minority buyouts;

     - reviewed public information concerning JLK; and

     - performed such other analyses, reviewed such other information and considered such other factors as CIBC World Markets deemed appropriate.

     In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by JLK and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of JLK, CIBC World Markets assumed, at the direction of JLK's management, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of JLK's management.

     CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of JLK or affiliated entities. CIBC World Markets expressed no opinion as to the underlying valuation, future performance or long-term viability of JLK, or the price at which the Shares would trade after announcement or upon consummation of the Offer and the Merger. In connection with its engagement, CIBC World Markets was not requested to, and did not, solicit third party indications of interest in the acquisition of Shares. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of the opinion. Although CIBC World Markets evaluated the cash consideration from a financial point of view, CIBC World Markets was not asked to and did not recommend the specific consideration payable in the Offer and the Merger, which was determined through negotiation between the Special Committee and Kennametal. No other instructions or limitations were imposed by JLK on CIBC World Markets with respect to the investigations made or procedures followed by CIBC World Markets in rendering its opinion. It should be understood that, although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion.

     A copy of CIBC World Markets' written presentation to the Special Committee has been filed as an exhibit to the Schedule TO filed by JLK, Kennametal and Pegasus with the SEC and will be available for inspection and copying at the principal executive offices of JLK during regular business hours by any interested shareowner of JLK or any representative of such shareowner who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the SEC. See "The Offer -- 7. Certain Information Concerning JLK."

     In its analyses, CIBC World Markets considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of JLK. No company, transaction or business used in CIBC World Markets' analyses as a comparison is identical to JLK or the proposed Offer and Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

     CIBC World Markets' opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of the Special Committee, the JLK Board or JLK's management with respect to the Offer or the Merger or the consideration payable in the Offer and the Merger.

     The following is a summary of the material financial analyses performed by CIBC World Markets in connection with its opinion to the Special Committee dated September 8, 2000:

     SELECTED COMPANIES ANALYSIS. CIBC World Markets compared financial and operating data for JLK with corresponding information for the following seven selected companies in the industrial maintenance, repair and operations distribution industry:

     - Airgas, Inc.

     - Applied Industrial Technologies, Inc.

     - Industrial Distribution Group, Inc.

     - Lawson Products, Inc.

     - MSC Industrial Direct Co.

     - W.W. Grainger, Inc.

     - WESCO International, Inc.

     CIBC World Markets reviewed enterprise values, calculated as equity market value, plus debt, less cash, as multiples of, among other things, latest 12 months and estimated calendar years 2000 and 2001 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and earnings before interest and taxes, commonly known as EBIT. CIBC World Markets also reviewed equity market values as a multiple of latest 12 months and estimated calendar years 2000 and 2001 earnings per share, commonly known as EPS. CIBC World Markets then applied a range of selected multiples derived from the selected companies to corresponding financial data of JLK in order to derive an implied equity reference range for JLK. All multiples were based on closing stock prices on September 7, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for

JLK were based on internal estimates of JLK's management using, in the case of estimated calendar year 2001 financial data, a conservative case scenario. The conservative case was based on the current stand-alone management projections for JLK, referred to as the upside case, adjusted to reflect the potential for reduced revenue growth expectations and more modest margin improvements. This analysis indicated an implied equity reference range for JLK of approximately $6.82 to $10.44 per Share, as compared to the cash consideration payable in the Offer and the Merger of $8.75 per Share.

     PRECEDENT TRANSACTIONS ANALYSIS. CIBC World Markets analyzed the implied transaction and purchase price multiples paid in the following nine selected merger and acquisition transactions in the industrial maintenance, repair and operations distribution industry:

TARGET                                                          ACQUIROR
------                                                          --------
- Bruckner Supply Company, Inc.               WESCO International, Inc.
- White Cap Industries, Inc.                  Affiliate of Leonard Green & Partners, L.P.
- TriStar Aerospace Co.                       AlliedSignal Inc.
- Vallen Corporation                          Hagemeyer NV
- J.A. Sexauer, Inc. (The                     Wilmar Industries, Inc.
  Dyson-Kissner-Moran Corporation)
- Wilmar Industries, Inc.                     Affiliate of Partheon Capital and Chase
                                              Capital Partners
- Cameron Ashley Building Products,Inc.       Guardian Industries Corp.
- Barnett Inc.                                Wilmar Industries, Inc.
- Westburne, Inc.                             Rexel SA

     CIBC World Markets compared transaction values in the selected transactions as multiples of, among other things, latest 12 months EBITDA and EBIT and purchase prices as a multiple of latest 12 months EPS. CIBC World Markets then applied a range of selected multiples derived from the selected transactions to the estimated calendar year 2000 EBITDA, EBIT and EPS of JLK based on the upside case in order to derive an implied equity reference range for JLK. All multiples for the selected transactions were based on publicly available financial information. CIBC World Markets noted that each of the selected transactions involved a change of control of the target company and, therefore, the results of this analysis were based on generally higher transaction value and purchase price multiples than those which may be paid in minority buyout transactions similar to the Offer and the Merger. This analysis indicated an implied equity reference range for JLK of approximately $8.18 to $10.79 per Share, as compared to the cash consideration payable in the Offer and the Merger of $8.75 per Share.

     DISCOUNTED CASH FLOW ANALYSIS. CIBC World Markets performed a discounted cash flow analysis to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that JLK could generate over fiscal years 2001 through 2005. CIBC World Markets based this analysis on internal estimates of JLK's management using both the upside case and conservative case scenarios. CIBC World Markets calculated a range of estimated terminal values for JLK by applying terminal value multiples of 5.5x to 6.5x to JLK's estimated calendar year 2005 EBITDA and perpetuity growth rates of 3.0% to 4.0% under both scenarios. The cash flows and terminal values were then discounted to present value using discount rates ranging from 14.0% to 18.0% in the upside case and 12.0% to 16.0% in the conservative case. This analysis indicated an implied equity reference range for JLK of approximately $10.65 to $14.93 per Share for the upside case and approximately $8.20 to $12.00 per Share for the conservative case, as compared to the cash consideration payable in the Offer and the Merger of $8.75 per Share. CIBC World Markets did not consider separately the results for each of the two scenarios, but rather considered the results of this analysis taken as a whole.

     LEVERAGED BUYOUT ANALYSIS. CIBC World Markets derived an implied equity reference range for JLK by performing a leveraged buyout analysis based on internal estimates of JLK's management for fiscal years 2001 through 2005 using both the upside case and conservative case scenarios. CIBC World Markets assumed a capitalization structure based generally on financing requirements in the current credit market, a range of required rates of return to a financial buyer of 35.0% to 40.0% and a range of EBITDA terminal multiples of 5.5x to 6.5x for each scenario. This analysis indicated an implied equity reference range for JLK of approximately $8.52 to $9.18 per Share for the upside case and approximately $7.30 to $7.71 per Share for the conservative case, as compared to the cash consideration payable in the Offer and the Merger of $8.75 per Share. CIBC World Markets did not consider separately the results for each of the two scenarios, but rather considered the results of this analysis taken as a whole.

     PREMIUMS PAID ANALYSIS. CIBC World Markets reviewed the premiums paid in 68 minority buyout transactions announced between August 24, 1998 and August 15, 2000. CIBC World Markets then applied the average of the premiums derived from these transactions based on the closing stock prices of the target company one day, one week and four weeks prior to public announcement of the transaction to the closing stock price of JLK one day, one week and four weeks prior to July 20, 2000 (the date on which Kennametal publicly announced its initial offer to acquire all outstanding Shares for $6.70 per Share). This analysis indicated an implied equity reference range for JLK of approximately $6.03 to $7.48 per Share, as compared to the cash consideration payable in the Offer and the Merger of $8.75 per Share.

     OTHER FACTORS. In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including historical market prices and trading volumes for the Shares, including the 52-week trading range for the Shares, and the relationship between movements in the Shares, movements in the common stock of the selected companies, movements in the S&P 500 Index and movements in the Dow Jones Index.

     MISCELLANEOUS. JLK has agreed to pay CIBC World Markets upon delivery of its opinion an aggregate fee of $1.2 million. JLK also has agreed to indemnify CIBC World Markets and related parties, to the full extent lawful, from and against liabilities, including liabilities under the federal securities laws, incurred in connection with CIBC World Markets' engagement. CIBC World Markets has performed investment banking and other services in the past for JLK in connection with JLK's initial public offering, and for Kennametal in connection with two prior transactions and other financial advisory matters, and currently is assisting Kennametal in its stock repurchase program, for which services CIBC World Markets has received, and will receive, compensation. In addition, Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets, is one of the lenders under Kennametal's syndicated credit facility and also provides a foreign currency loan to Kennametal.

     The Special Committee selected CIBC World Markets because of CIBC World Markets' experience, expertise and familiarity with JLK and its business. As part of CIBC World Markets' investment banking business, CIBC World Markets is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of JLK and its affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

4.  POSITION OF KENNAMETAL REGARDING FAIRNESS

     Kennametal has considered the findings, analysis and recommendation of the Special Committee and the JLK Board with respect to the fairness of the Offer and the Merger to the holders of the Shares. See "Special Factors -- 2. Recommendations of the Special Committee and the JLK Board." Kennametal also has considered each of the factors set forth in "Special Factors -- 2. Recommendations of the Special Committee and the JLK Board." Kennametal adopts the findings, analysis and recommendation of the Special Committee and the JLK Board with respect to the fairness of the Offer and the Merger. Kennametal believes that the findings, analysis and recommendation of the Special Committee and the JLK Board could be relied upon for a determination of fairness of the Offer and the Merger to the Public Shareowners because the Special Committee, which was advised by its legal and financial advisors and charged with representing the interests of the Public Shareowners with respect to the Offer and the Merger, had found the Offer and the Merger to be fair. Kennametal has reviewed the procedures followed by the Special Committee and the JLK Board in their evaluations of the terms of the proposed Offer and Merger, and determined them to be reasonable grounds on which to decide that the Offer and the Merger were fair to the Public Shareowners. Kennametal did not condition the Merger on the approval by the holders of a majority of the Shares. Kennametal determined that, in its view, the Merger was procedurally fair without this condition because the interests of the Public Shareowners would be fully represented by the Special Committee, which was charged with ensuring that the transaction was fair to the Public Shareowners. Based solely on the findings, analysis and recommendation of the Special Committee and its own internal review of the terms of the Offer and the Merger, Kennametal believes that the Offer and the Merger are both procedurally and substantively fair to the Public Shareowners and that the cash price is fair to the Public Shareowners from a financial point of view. Kennametal did not attach specific weights to any factors in reaching its belief as to fairness. Kennametal is not making any recommendation as to whether the Public Shareowners should tender their Shares in the Offer.

     Certain officers and directors of Kennametal are also officers and directors of JLK and have certain interests that are in addition to, or different from, the interests of the Public Shareowners. See "Special
Factors -- 7. Interests of Certain Persons in the Offer and the Merger; Relationship with Kennametal." Kennametal considered these potential conflicts of interest and based in part thereon, (i) Kennametal's proposed offer in July was conditioned on, among other things, the approval by the Special Committee and (ii) Kennametal negotiated a representation in the Merger Agreement with respect to the receipt of the opinion of CIBC World Markets as to the fairness, from a financial point of view and as of the date of such opinion, of the $8.75 per Share Offer Price to holders of Shares.

     Because Kennametal exercises the powers of the board of directors of Pegasus, Pegasus has the same position as to fairness as that set forth above for Kennametal.

5.  PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is for Kennametal to achieve 100% ownership of JLK through a two-step transaction in which the holders of Shares would be entitled to receive in exchange for their equity interest in JLK cash in the amount of $8.75 per Share. Kennametal is undertaking the transaction at this time in order to more efficiently and effectively improve the performance of JLK's businesses. See "Special Factors -- 1. Background of the Transaction."

     The Offer, as the first step in the transaction, is intended to facilitate the acquisition of all the Shares. If the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is completed, the second step of the transaction will be the consummation of the Merger (upon the satisfaction or waiver of certain conditions), which is structured so that Pegasus, a wholly owned subsidiary of Kennametal, will merge with and into JLK. As a result of the Merger, JLK will become the Surviving Corporation and a wholly owned subsidiary of Kennametal. The Merger will be consummated as soon as practicable after the consummation of the Offer. In the Merger, each outstanding Share that is not owned by Kennametal, Pegasus or JLK (other than Shares held by Public Shareowners who perfect their appraisal rights under Pennsylvania law) will be converted into the right to receive $8.75 net in cash, without interest. Following the effective time of the Merger (the "Effective Time"), the directors of Pegasus immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of JLK immediately prior to the Effective Time shall be the officers of the Surviving Corporation. The transaction was structured by the parties as a cash tender offer by JLK subject to the Minimum Condition, followed by a cash merger. This structure was chosen in order to effect a prompt and orderly transition of JLK from being a public company to a private wholly owned Kennametal subsidiary, to provide Public Shareowners with cash for all of their Shares, and to permit Kennametal to decide, in the event that a majority of the Shares are not tendered at that time, whether to abandon the transaction or to complete the transaction with the potential increased costs and risks associated with potentially a majority of the Public Shareowners seeking judicial determination of the fair value of their Shares. See "Special Factors -- 8. The Merger Agreement; Statutory Requirements; Appraisal Rights."

     Public Shareowners who tender their Shares in the Offer will cease to have any equity interest in JLK or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering Public Shareowners also will cease to have an equity interest in JLK or any right to participate in its earnings and future growth. Similarly, after tendering their Shares in the Offer or after the subsequent Merger, Public

Shareowners of JLK will not bear the risk of any decrease in the value of JLK. See "Special Factors -- 13. Certain Effects of the Offer and the Merger."

     Kennametal will be able to effect the Merger without any action by the Public Shareowners by means of a short-form merger as a result of Kennametal's supermajority ownership in the equity of JLK. Kennametal currently owns 100% of the outstanding shares of Class B Common Stock of JLK, which is convertible into shares of Class A Common Stock on a one-for-one basis. Kennametal currently owns 20,237,000 shares of Class B Common Stock, which represents approximately 83% of the economic interest in JLK and approximately 98% of the combined voting power of JLK's outstanding common stock. Accordingly, Kennametal is able to determine any corporate action requiring approval of holders of Shares, including approval of the Merger, without the consent of the Public Shareowners. Further, under Pennsylvania law, if a parent corporation owns more than 80% of the shares of each class of a subsidiary corporation, the approval of the shareowners is not required for a merger.

     Except as described or referred to in this Offer to Purchase, no negotiation is being undertaken or engaged in by JLK which relates to or would result in (i) a tender offer or other acquisition of the Shares by JLK, any of its subsidiaries or any other person, (ii) an extraordinary transaction, such as a merger, reorganization, or liquidation, involving JLK or any of its subsidiaries, (iii) a purchase, sale, or transfer of a material amount of assets by JLK or any of its subsidiaries or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of JLK. In addition, except as described or referred to in this Offer to Purchase, there are no transactions, JLK Board resolutions, agreements in principle or signed contracts entered into in response to the Offer that would relate to one or more of the matters referred to in the immediately preceding sentence.

6.  PLANS FOR JLK AFTER THE OFFER AND THE MERGER

     Following the consummation of the Offer and the Merger, it is currently expected that the business and operations of the Surviving Corporation will be continued substantially as they are currently being conducted by JLK and its subsidiaries. However, Kennametal expects to implement a recovery plan for JLK, including the hiring of a new chief executive officer who may make other changes in its management, the consolidation of warehouses and call centers and the closing of underperforming stores. In addition, JLK is considering strategic alternatives for its two subsidiaries, Strong Tool Company and Abrasive & Tool Specialties Company, including the possible divestiture of these two businesses. In fiscal year 2000, these two businesses represented approximately $90 million in sales. Except as otherwise indicated in this Offer to Purchase or as contemplated by the Merger Agreement, Kennametal does not have any present plans or proposals involving JLK that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a sale or transfer of a material amount of JLK's assets, or any material change in JLK's present dividend policy, indebtedness or capitalization, or any other material change in JLK's corporate structure or business. However, Kennametal does not consider JLK to be a core business. Following the Merger, Kennametal anticipates again reviewing at some time in the future (most likely following the improvement of the financial performance of JLK's businesses) its strategic alternatives for JLK, including the possible divestiture of all or portions of JLK to one or more third parties. Kennametal may also decide to combine portions of JLK with its other divisions or subsidiaries.

     Upon consummation of the Merger, JLK will become a privately held company. Accordingly, existing Public Shareowners will not have the opportunity to participate in the earnings and growth of the Surviving Corporation after the consummation of the Offer and the Merger and will not have any right to vote on corporate matters. Similarly, such shareowners will not face the risk of losses generated by the Surviving Corporation's operations or any decrease in the value of the Surviving Corporation after the consummation of the Offer and the Merger. Following the consummation of the Merger, the Shares will no longer be listed on the New York Stock Exchange. In addition, the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. Accordingly, following the consummation of the Merger, there will be no publicly traded Shares outstanding. Following consummation of the Merger, Kennametal intends to cause the delisting of the Shares from the NYSE and the termination of registration of the Shares pursuant to the Exchange Act. See "Special Factors -- 13. Certain Effects of the Offer and the Merger."

     It is expected that, if Shares are not accepted for payment by JLK pursuant to the Offer, or should the Offer be terminated and the Merger not be consummated, JLK's businesses will be managed by a new chief executive officer along with management retained or selected by that person, under the general direction of the JLK Board, as an ongoing separate company.

7. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER; RELATIONSHIP WITH KENNAMETAL

     In considering the recommendation of the JLK Board, you should be aware that certain members of the JLK Board, certain of JLK's officers and employees and certain other shareowners have interests in the Offer and the Merger, which are in some respects different from the interests of the Public Shareowners generally and which may involve certain conflicts of interest. These potential conflicts are described below. Each of the members of the JLK Board and the Special Committee was aware of these potential conflicts and considered them along with the other factors described above in considering whether to recommend or approve, as the case may be, the Offer and the Merger.

     Except as described or referred to in this Offer to Purchase, there exists on the date hereof no material agreement, arrangement or understanding and no actual or potential conflict of interest between JLK or its affiliates and either (i) JLK, its executive officers, directors or affiliates or (ii) Kennametal, Pegasus or any of their respective executive officers, directors or affiliates.

     Termination of Stock Options. Pursuant to the Merger Agreement, at the Effective Time, each outstanding stock option, whether vested or unvested, will be terminated and, in exchange for each such stock option, the holder will be entitled to receive, for each Share subject to such stock option, a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such stock option. To the extent that the per Share exercise price of any stock option equals or exceeds the Merger Consideration, at the Effective Time, such stock option will be cancelled and the holder of such stock option will not receive or be entitled to receive any consideration from Kennametal or the Surviving Corporation. As of the date of this Offer to Purchase, Mr. Boetticher, a JLK director and member of the Special Committee, held unvested JLK options to acquire 60,000 Shares, Paul E. Fuller, an executive officer of JLK, held unvested JLK options to acquire 10,000 Shares, John M. Beaudoin, an executive officer of JLK, held unvested JLK options to acquire 25,000 Shares, Diana L. Scott, an executive officer of JLK, held unvested JLK options to acquire 15,000 Shares, Gary L. Niemand, a senior manager of JLK, held unvested JLK options to acquire 20,000 Shares, and Kenneth Johnson, a senior manager of JLK, held unvested JLK options to acquire 10,000 Shares, in each case at an exercise price of $7.09375 per share. All other JLK stock options held by current JLK directors and executive officers have an exercise price greater than the Offer Price of $8.75 per Share.

     Indemnification and Insurance. The Merger Agreement provides for the continuation of certain indemnification rights by Kennametal and the Surviving Corporation in favor of the present and former directors and officers of JLK, and for the continuation of current directors' and officers' liability insurance policies for not less than six years following the Merger. See "Special
Factors -- 8. The Merger Agreement; Statutory Requirements; Appraisal Rights."

     Special Committee. Mr. Elson, who is retired, was a co-founder of J&L America, Inc., d/b/a J&L Industrial Supply ("J&L"), a subsidiary of JLK, and served as its President from July 1996 until June 1997. He also served as a Vice President of Kennametal from when it acquired J&L in 1990 to August 1994. Mr. Elson holds options granted in 1997 by JLK to acquire 15,000 Shares at $20 per Share and 6,600 stock credits under JLK's deferred fee plan (the "Deferred Fee Plan") for outside directors, which permits directors to defer payment of directors fees that will be paid later in Shares. Mr. Elson also owns 3,000 shares of Kennametal common stock. Mr. Elson will be paid $25,000 for his service on the Special Committee and $100,000 for his service as a member of the Executive Office of JLK. Mr. Boetticher holds options granted in 1997 by JLK to acquire 15,000 Shares at $20 per share. In May 2000, Mr. Boetticher was granted by JLK options to acquire 60,000 Shares at $7.09375 per share and a restricted stock award of 15,000 Shares and by Kennametal options to acquire 25,000 shares of Kennametal's common stock. Mr. Boetticher subsequently declined the Kennametal stock options. Mr. Boetticher will be paid $25,000 for his service on the Special Committee and $250,000 for his service as the Chair of the Executive Office of JLK.

     JLK Directors and Officers. Five of JLK's directors are also directors and/or executive officers of Kennametal: William R. Newlin is Chairman of the Board of Directors of both JLK and Kennametal; Markos I. Tambakeras is a director of JLK and President and Chief Executive Officer and a director of Kennametal; H. Patrick Mahanes, Jr. is a director of JLK and an executive officer of Kennametal; Richard C. Alberding is a director of JLK and of Kennametal; and Aloysius T. McLaughlin, Jr. is a director of JLK and of Kennametal. JLK's acting chief operating officer, Stanley B. Duzy, Jr., is an executive officer of Kennametal. In addition, as a subsidiary of Kennametal, JLK's management participates in pension and various employee benefit plans which Kennametal maintains for its and its subsidiaries employees. Certain legal services are provided to Kennametal and JLK from time to time by Buchanan Ingersoll, of which Mr. Newlin is currently the Managing Partner.

     The following table sets forth the ownership of Kennametal common stock and stock options by each of the directors and executive officers of JLK:

                                                                                                TOTAL
                                          STOCK CREDITS   STOCK OWNERSHIP   STOCK OPTIONS   OWNERSHIP AND
NAME OF BENEFICIAL OWNER                     (1)(3)             (1)              (2)        STOCK CREDITS
------------------------                  -------------   ---------------   -------------   -------------
Richard C. Alberding (4)................        418               987           16,500          17,905
John M. Beaudoin........................         --               300            9,000           9,300
Jeffery M. Boetticher (5)...............         --                --               --              --
Stanley B. Duzy, Jr.....................         --             8,060           10,000          18,060
Irwin L. Elson..........................         --             3,000               --           3,000
Paul E. Fuller..........................         --                44           20,950          20,994
H. Patrick Mahanes......................     13,357            59,037          198,400         270,794
Aloysius T. McLaughlin..................      7,540            20,984           16,500          45,024
William R. Newlin (6)...................     20,865            18,101          111,500         150,466
Diana L. Scott..........................         --               240            4,500           4,740
Markos I. Tambakeras....................         --           122,101          185,000         307,101

---------------
(1) As of September 15, 2000.

(2) As of June 30, 2000.

(3) These amounts represent Stock Credits to which non-employee directors are entitled pursuant to Kennametal's Directors Stock Incentive Plan and to which executive officers are entitled pursuant to Kennametal's Management Performance Bonus Plan.

(4) The figures include 987 shares owned jointly by Mr. Alberding and his wife.

(5) In May 2000, Mr. Boetticher was granted options to acquire 25,000 shares of Kennametal's common stock, which he subsequently declined.

(6) The figures shown include 2,442 shares owned jointly by Mr. Newlin and his wife and 6,326 shares owned by Mr. Newlin's wife. Mr. Newlin disclaims beneficial ownership of shares owned by his wife.

     Certain contracts, agreements, arrangements and understandings between JLK and its executive officers, directors and affiliates are described in Item 11, "Executive Compensation", of JLK's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and filed with the SEC on September 27, 2000 (the "Form 10-K"). Item 11 of the Form 10-K is filed as Exhibit (e) to the Schedule TO filed by JLK, Kennametal and Pegasus with the SEC and is incorporated herein by reference. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is superseded by information included directly in this Offer to Purchase.

     Relationship with Kennametal. Kennametal currently holds 100%, or 20,237,000 shares, of the outstanding Class B Common Stock of JLK, which are immediately convertible to Shares on a one-for-one basis at Kennametal's option. As of September 30, 2000, 4,917,000 shares of Class A Common Stock were issued, of which 4,288,410 were outstanding, and 628,590 were held as treasury shares. Accordingly, as of such date, Kennametal owned common stock of JLK representing approximately 83% of the economic interest in JLK and representing approximately 98% of the combined voting power of JLK's outstanding common stock.

     For so long as Kennametal continues to own shares of Class B Common Stock representing more than 50% of the combined voting power of the common stock of JLK, Kennametal will be able, among other things, to determine any corporate action requiring approval of holders of common stock representing a majority of the combined voting power of the common stock, including the election of the entire Board of Directors of JLK, certain amendments to the Articles of Incorporation and By-Laws of JLK and approval of certain mergers and other control transactions, without the consent of the Public Shareowners.

     In addition, through its control of the Board of Directors and beneficial ownership of Class B Common Stock, Kennametal is able to control certain decisions, including decisions with respect to JLK's dividend policy, JLK's access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), mergers or other business combinations involving JLK, the acquisition or disposition of assets by JLK and any change in control of JLK.

     Intercompany Agreements and JLK Articles of Incorporation. JLK's relationship with Kennametal is also governed by agreements entered into with Kennametal in connection with JLK's initial public offering of its Class A Common Stock, which was consummated in July 1997 (the "IPO"), including an administrative services agreement, a lease agreement, shared facilities agreements (subleases), a product supply agreement, a tax-sharing agreement, a trademark license agreement, an indemnification agreement, a non-competition and corporate opportunities allocation agreement, an intercompany debt/investment and cash management agreement, warehousing agreements and a corporate agreement, the material terms of which are described below.

     The descriptions set forth below are intended to be summaries, and while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the forms of the relevant agreement which are incorporated herein by reference to the exhibits to Amendment No. 1 to JLK's Registration Statement on Form S-1, filed with the SEC on June 4, 1997. The Articles of Incorporation also contain provisions relating to the allocation of business opportunities that may be suitable for either Kennametal or JLK and to the approval of transactions between JLK and Kennametal, the descriptions of which are qualified in their entirety by reference to the Articles of Incorporation which are incorporated herein by reference to Exhibit 3.a to Amendment No. 1 to JLK's Registration Statement on Form S-1, filed with the SEC on June 4, 1997.

  (1)  Administrative Services Agreement

     JLK and Kennametal have entered into an intercompany Administrative Services Agreement (the "Services Agreement") with respect to services provided by Kennametal to JLK. The Services Agreement provides that such services are provided in exchange for fees which, generally: (i) in the case of services purchased by Kennametal from third parties for JLK, are based upon the incremental cost charged by such third parties to Kennametal for such services provided to JLK; and (ii) in the case of services directly provided by Kennametal, are based on the estimated costs, including a reasonable allocation of direct and indirect overhead costs, incurred by Kennametal for the services it provides directly to JLK. Such fees are paid monthly in arrears. JLK may request an expansion or termination of services, in which case the parties discuss, without obligation, the provision or termination of such services and an appropriate charge or reduction in charges for such services. The purpose of the Services Agreement is to ensure that Kennametal continues to provide to JLK the range of services that Kennametal provided to JLK prior to the IPO. With respect to matters covered by the Services Agreement, the relationship between Kennametal and JLK is intended to continue in a manner generally consistent with prior practices. The services initially provided by Kennametal to JLK include, among other things, certain treasury, general accounting and administrative services including, tax, risk management, human resources, legal, internal audit, marketing, executive time and space, and information systems services.

     The Services Agreement also provides that Kennametal will arrange and administer all existing insurance arrangements and may continue coverage of JLK under Kennametal's insurance policies and will allow eligible employees of JLK to participate in all of Kennametal's benefit plans. In addition, under the Services Agreement, JLK will reimburse Kennametal for the portion of Kennametal's premium cost with respect to such insurance that is attributable to coverage of JLK and reimburse Kennametal for Kennametal's costs (including any contributions and premium costs and including certain third-party expenses and allocation of certain personnel expenses of Kennametal), generally in accordance with past practice, relating to participation by JLK's employees in any of Kennametal's benefit plans.

     The Services Agreement has an initial term of 10 years and will be renewed automatically thereafter for successive one-year terms, provided however, that after the initial 10-year term or any renewal term, the Services Agreement may be terminated at the end of such initial term or any subsequent renewal term by either party upon six months' prior written notice. The Services Agreement also provides that it is subject to early termination by Kennametal if: (i) Kennametal or its affiliates own common stock representing less than a majority of the voting power of all common stock; (ii) any person or group, other than Kennametal or its affiliates, directly or indirectly has the power to exercise a controlling influence over JLK; or (iii) a majority of the directors of JLK were neither nominated by Kennametal or by JLK's Board of Directors nor appointed by directors so nominated. The Services Agreement also may be terminated by the non-breaching party if the other party materially breaches its terms.

     Pursuant to the Services Agreement, for the term of and for a period of five years following the termination of the Services Agreement, each party agrees to indemnify the other, except in certain limited circumstances, against liabilities that the other may incur by reason of or related to such party's failure to perform its obligations under the Services Agreement. Under the Services Agreement, the fees for services provided by Kennametal to JLK during fiscal 2000 were approximately $4.6 million and during fiscal 1999 were approximately $5.6 million.

  (2)  Lease Agreement

     JLK and Kennametal have entered into a Lease Agreement (the "Lease Agreement") pursuant to which Kennametal leases to JLK space within buildings located on Kennametal's premises. JLK uses such space for the display and retail sale of metalworking consumables and related products, as well as for ancillary office and storage use. JLK may not use the premises for any other purpose or business without the prior consent of Kennametal. JLK is required to indemnify Kennametal against certain liabilities in respect of the use of the premises. The Lease Agreement will remain in effect for a term of 10 years but may be extended for successive one-year terms by JLK upon written notice to Kennametal. Kennametal may terminate the Lease Agreement if: (i) JLK owns shares representing less than a majority of the voting power of the outstanding common stock of J&L; (ii) Kennametal or its affiliates, own common stock representing less than a majority of the voting power of all common stock of JLK; (iii) any person or group, other than Kennametal or its affiliates, directly or indirectly has the power to exercise a controlling influence over JLK; or (iv) a majority of the directors of JLK were neither nominated by Kennametal or by the JLK Board nor appointed by directors so nominated. The Lease Agreement also may be terminated by the non-breaching party if the other party materially breaches its terms. JLK paid approximately $106,000 in lease payments during each fiscal 2000 and fiscal 1999 under the Lease Agreement.

  (3)  Shared Facilities Agreements

     JLK and Kennametal have entered into Shared Facilities Agreements (the "Shared Facilities Agreements") pursuant to which each company subleases to the other company the facilities which are leased by either of the companies and shared with the other company. The Shared Facilities Agreements provide that the relevant sublessor will lease space to the sublessee at a rental rate equal to a pro rata share (based on square feet occupied) of all costs and expenses (principally fixed rent) under the relevant lease. The Shared Facilities Agreements provide for a term, with respect to each subleased facility, equal to the term of the underlying lease. Under the Shared Facilities Agreement, JLK paid Kennametal approximately $624,000 for the portion of the costs and expenses attributable to it under the relevant leases during fiscal 2000 and approximately $311,000 during fiscal 1999. Kennametal paid JLK approximately $125,000 for the portion of the costs and expenses attributable to it under the relevant leases during fiscal 2000 and approximately $202,000 during fiscal 1999.

  (4) Product Supply Agreement

     JLK and Kennametal have entered into a Product Supply Agreement (the "Supply Agreement") which has a term of 10 years pursuant to which Kennametal agrees to supply and JLK agrees to purchase from Kennametal all of JLK's requirements for metalworking consumables and related products direct-marketed by JLK, and Kennametal further agrees to supply all metalworking consumables and related products requested pursuant to Full Service Supply Programs, except as otherwise agreed from time to time between JLK and Kennametal. JLK is entitled to purchase products for its direct-marketing business at prices discounted from Kennametal's published price for each such product depending upon the volume of each such product purchased by JLK. The gross margin realized by JLK from the sale of products purchased from Kennametal and resold in JLK's direct-marketing program slightly exceeds the gross margin which JLK realizes on all products resold in the direct-marketing program. JLK's Articles of Incorporation contain similar provisions regarding product supply. Pursuant to the Corporate Opportunities Agreement (see below), Kennametal has agreed that, with the exception of existing relationships, Kennametal will not sell, distribute or otherwise make available Kennametal products to any person that competes with JLK. The Supply Agreement will remain in effect for a term of 10 years, but may be earlier terminated by either party if Kennametal or its affiliates own common stock representing less than a majority of the voting power of all common stock of JLK or if the other party materially breaches the Supply Agreement or the Corporate Opportunities Agreement. Under the Supply Agreement, JLK paid Kennametal approximately $78.2 million for products supplied during fiscal 2000 and $55.3 million during fiscal 1999. In addition, Kennametal and its subsidiaries purchased from JLK $8.9 million of products during fiscal 2000 and $13.1 million of products during fiscal 1999.

  (5)  Tax-Sharing Agreement

     JLK is included in Kennametal's federal consolidated income tax group, and JLK's tax liability is included in the consolidated federal income tax liability of Kennametal and its subsidiaries. In certain circumstances, certain of JLK's subsidiaries may be included with certain subsidiaries of Kennametal in combined, consolidated or unitary income tax groups for state and local tax purposes. Pursuant to a Tax-Sharing Agreement (the "Tax-Sharing Agreement"), JLK makes payments to Kennametal such that, with respect to any period, the amount of taxes to be paid by JLK, subject to certain adjustments, are determined as though JLK were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Kennametal arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of Kennametal with respect to federal, state and local income taxes. JLK is reimbursed, however, for tax attributes that it generates, such as net operating losses, if and when they are used on a consolidated basis.

     Kennametal has all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), is the sole and exclusive agent for JLK in any and all matters relating to the income, franchise and similar tax liabilities of JLK, has sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of JLK. In addition, Kennametal has agreed to undertake to provide the aforementioned services with respect to JLK's separate state and local income tax returns and JLK's foreign income tax returns. Under the Services Agreement, JLK pays Kennametal a fee intended to reimburse Kennametal for all direct and indirect costs and expenses incurred with respect to JLK's share of the overall costs and expenses incurred by Kennametal with respect to tax related services.

     In general, JLK will be included in Kennametal's consolidated group for federal income tax purposes for so long as Kennametal beneficially owns at least 80% of the total voting power and value of the outstanding common stock of JLK. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-Sharing Agreement allocates tax liabilities between JLK and Kennametal, during the period in which JLK is included in Kennametal's consolidated group, JLK could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Kennametal's consolidated group.

  (6)  Trademark License Agreement

     JLK and Kennametal have entered into a Trademark License Agreement (the "License Agreement"). The License Agreement provides, among other things, for the grant to JLK by Kennametal of a non-exclusive license to use the trademarks, service marks, trade names and other intellectual property (collectively, the "Marks") of Kennametal identified therein in connection with JLK's business and for the grant to Kennametal by JLK of a non-exclusive license to use JLK's Marks on similar terms. Under the terms of the License Agreement, each party shall indemnify the other and its affiliates against certain liabilities in respect of the use of the Marks. The License Agreement shall remain in effect for a term of 10 years, but may be earlier terminated by Kennametal if Kennametal or its affiliates own common stock representing less than a majority of the voting power of all common stock of JLK or by either party if the other party materially breaches the License Agreement or any of the other intercompany agreements. A termination of the License Agreement could have a material adverse effect on the business, financial condition or results of operation of JLK.

  (7)  Indemnification Agreement

     JLK and Kennametal have entered into an Indemnification Agreement (the "Indemnification Agreement"). Under the Indemnification Agreement, subject to limited exceptions, JLK is required to indemnify Kennametal and its directors, officers, employees, agents and representatives for liabilities under federal or state securities laws as a result of the IPO, including liabilities arising out of or based upon alleged misrepresentations in or omissions from JLK's Rule 424(b) Prospectus, filed with the Commission on June 27, 1997. The Indemnification Agreement also provides that each party thereto (the "Indemnifying Party") will indemnify the other party thereto and its directors, officers, employees, agents and representatives (the "Indemnified Party") for liabilities that may be incurred by the Indemnified Party relating to, resulting from or arising out of: (i) the businesses and operations conducted or formerly conducted, or assets owned or formerly owned, by the Indemnifying Party and its subsidiaries (except, in the case where Kennametal is the Indemnifying Party, such businesses, operations and assets of JLK and its subsidiaries); or (ii) the failure by the Indemnifying Party to comply with any other agreements executed in connection with the IPO, except to the extent caused by the Indemnified Party. The Indemnification Agreement also provides that JLK will indemnify Kennametal for any liabilities incurred under guarantees of leases.

  (8)  Non-Competition and Corporate Opportunities Allocation Agreement

     Pursuant to a Non-Competition and Corporate Opportunities Allocation Agreement (the "Corporate Opportunities Agreement") entered into between Kennametal and JLK: (i) Kennametal has agreed for as long as the other intercompany agreements remain in effect (whose term is 10 years); (A) not to compete with JLK in the business of direct marketing of a broad range of metalworking consumables and related products through catalogs, monthly promotional flyers, additional mailings and advertisements, telemarketing efforts, direct-sales efforts and showrooms targeted at small and medium-sized metalworking shops, as well as the supply of consumable tooling and related metalworking products at designated manufacturing plants of large industrial customers through integrated industrial supply programs (the "Base Business"), except where JLK has been offered by Kennametal or its affiliates or a third party the right to acquire a business which falls under the Base Business at fair market value and the JLK Board has determined, for whatever reason, that JLK shall not acquire such business; and (B) not to sell, offer to sell, distribute or otherwise make available Kennametal manufactured and branded products to anyone who intends to direct market such products and therefore competes with JLK's direct-marketing program, except with respect to those contracts, arrangements or relationships in existence on the date of the Corporate Opportunities Agreement or with the prior written consent of JLK; and
(ii) JLK has agreed for as long as the other intercompany agreements remain in effect not to sell, offer to sell, distribute or otherwise make available any products which compete directly or indirectly with Kennametal without the prior written consent of Kennametal, except in connection with the provision of integrated industrial supply programs as may be required specifically by customers thereof. Similar provisions are contained in the Articles of Incorporation.

     The Corporate Opportunities Agreement provides that Kennametal has the right to any future business opportunities outside the scope of the Base Business and has the right as to any future business opportunities outside the scope of the Base Business but which are reasonably related to the Base Business, to determine the allocation thereof based solely upon Kennametal's evaluation of what is in the best interests of Kennametal under the circumstances. Under such agreement, the good faith determination of Kennametal as to the scope of the Base Business, the applicability of any exceptions discussed above to its agreement not to compete or the allocation of any corporate opportunities outside the scope of the Base Business, will be conclusive and binding. The Corporate Opportunities Agreement will remain in effect for a term of 10 years but may be earlier terminated by Kennametal if Kennametal or its affiliates own common stock representing less than a majority of the voting power of all common stock of JLK or if JLK materially breaches the Corporate Opportunities Agreement or the Product Supply Agreement. The Articles of Incorporation also restrict JLK's ability to pursue future business opportunities.

  (9)  Intercompany Debt/Investment and Cash Management Agreement

     JLK and Kennametal have entered into an Intercompany Debt/Investment and Cash Management Agreement (the "Cash Management Agreement") under which JLK participates in Kennametal's centralized cash management system. The Cash Management Agreement provides for a daily transfer from JLK's cash accounts to Kennametal's centralized cash accounts and daily funding of the disbursements of JLK from such Kennametal cash accounts. JLK receives interest on net cash flows to Kennametal's centralized cash accounts and is charged interest on net borrowings from the Kennametal centralized cash accounts at a rate equal to the interest rate available to Kennametal from outside sources for short term borrowings or investments, depending upon the overall position of the centralized cash accounts. JLK pays for this service pursuant to the Services Agreement and reimburses Kennametal for an allocable portion of Kennametal's facility and/or commitment fees under its credit lines. The Cash Management Agreement will remain in effect for a term of 10 years, but may be earlier terminated by Kennametal if Kennametal or its affiliates own common stock representing less than a majority of the voting power of all common stock or by either party if the other party materially breaches the Cash Management Agreement or any of the other intercompany agreements. JLK charged approximately $1.2 million in interest expense to Kennametal during fiscal 2000 under the Cash Management Agreement. JLK paid $300,000 in interest to Kennametal during fiscal 1999.

  (10)  Warehousing Agreements

     JLK and Kennametal have entered into separate Warehousing Agreements ("Warehousing Agreements") with respect to: (i) Kennametal distribution centers and warehouses that store products for JLK; and (ii) JLK distribution centers and warehouses that store products for Kennametal. The terms of each Warehousing Agreement provide for the warehouser to store the warehousee's products in the warehouses segregated and separate from the warehouser's products and, upon request by the warehousee, to ship its products from these warehouses to the warehousee's customers. The warehousee pays to the warehouser a charge for each of the products picked, packed and shipped based upon an allocation of costs (including overhead) incurred by the warehouser at these warehouses. The Warehousing Agreements shall remain in effect for a term of 10 years but may be earlier terminated by Kennametal if: (i) Kennametal or its affiliates own common stock representing less than a majority of the voting power of all common stock of JLK; or (ii) if JLK owns shares representing less than a majority of the voting power of the outstanding common stock of J&L. The Warehousing Agreements may also be terminated by either party if the other party materially breaches such Warehousing Agreement or any of the other intercompany agreements. Under the Warehousing Agreement,

JLK paid Kennametal approximately $422,000 for its allocation of costs during fiscal 2000 and $3.7 million during fiscal 1999 and Kennametal paid JLK approximately $486,000 for its allocation of costs during fiscal 2000 (no payments were made by Kennametal during fiscal 1999).

  (11)  Corporate Agreement

     JLK and Kennametal have entered into a Corporate Agreement (the "Corporate Agreement") under which JLK granted to Kennametal a continuing option, transferable, in whole or in part, to any of its affiliates, to purchase, under certain circumstances, additional shares of Class B Common Stock or Class A Common Stock (the "Stock Option"). The Stock Option may be exercised by Kennametal simultaneously with the issuance of any equity security of JLK or immediately prior to a tax-free spin-off to the extent necessary to maintain its then existing percentage of the total voting power and economic value of JLK at 80% of all outstanding common stock of JLK or, in connection with a tax-free spin-off, in order to acquire stock ownership necessary to effect a tax-free spin-off. The purchase price of the shares of common stock purchased upon any exercise of the Stock Option, subject to certain exceptions, shall be based on the market price of the Class A Common Stock. The Stock Option expires on the date on which Kennametal and its affiliates no longer beneficially own 40% or more of the then outstanding aggregate number of shares of Class A Common Stock and Class B Common Stock of JLK. JLK does not intend to issue additional shares of Class B Common Stock except pursuant to the exercise of the Stock Option and as permitted by any law, rule or regulation to which JLK is subject.

     The Corporate Agreement further provides that, upon the request of Kennametal, JLK shall use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of common stock (and any other securities issued in respect of or in exchange for either) held by Kennametal for sale in accordance with Kennametal's intended method of disposition thereof and will take such other actions necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Corporate Agreement. Kennametal also has the right, which it may exercise at any time and from time to time, to include the shares of Class A Common Stock (and any other securities issued in respect of or in exchange for either) held by it in certain other registrations of common equity securities of JLK initiated by JLK on its own behalf or on behalf of its other shareowners. JLK agrees to pay all out-of-pocket costs and expenses (other than underwriting discounts and commissions) in connection with each such registration that Kennametal requests or in which Kennametal participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Kennametal and its assigns. The Corporate Agreement contains indemnification and contribution provisions: (i) by Kennametal and its permitted assigns for the benefit of JLK and related persons; and (ii) by JLK for the benefit of Kennametal and the other persons entitled to effect registrations of common stock and related persons.

     The Corporate Agreement provides that for so long as Kennametal maintains beneficial ownership of at least 40% of the number of outstanding shares of common stock of JLK, JLK may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or an event of default by Kennametal of: (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code or ERISA; (ii) any provision of Kennametal's Articles of Incorporation or Kennametal's By-Laws;
(iii) any credit agreement or other material instrument binding upon Kennametal; or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Kennametal or any of its affiliates or any of their respective assets.

  (12)  Receivables Sale Agreement

     In June 1999, JLK and Kennametal entered into a Receivables Sale Agreement under which JLK sells a portion of its accounts receivable to Kennametal as part of a receivables sale program that Kennametal has entered into with third parties. Kennametal purchased approximately $129 million of receivables from JLK during fiscal 2000 and approximately $18.5 million during fiscal 1999. The proceeds from collection of these receivables are used to purchase additional receivables. The receivables are sold by JLK at a price equal to

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

their face value less a discount factor (presently 1%) determined by Kennametal and JLK from time to time. Cash received by JLK from the sale is returned to Kennametal under the Cash Management Agreement.

  (13)  JLK Articles of Incorporation

     JLK's Articles of Incorporation contain detailed provisions concerning the business activities in which JLK is permitted to engage and prohibiting JLK from competing with Kennametal until the day after the third annual shareholder meeting held following the date upon which Kennametal and its affiliates (other than JLK or its subsidiaries) no longer beneficially own in the aggregate 40% or more of the common stock of JLK. The relevant provisions are intended to permit JLK to continue all activities in which it engaged in at the time of the IPO, and to expand into certain related distribution products and markets. These provisions generally permit JLK to continue distributing metalworking consumables and related products to industrial customers through direct marketing and integrated supply programs and to continue to provide integrated supply services. JLK may also engage in any other business with Kennametal's consent or as authorized by a majority vote of Kennametal's shareholders. The Articles of Incorporation further require JLK to purchase from Kennametal, unless Kennametal otherwise consents, all of its direct marketing requirements for metalworking tools, inserts and related products available from Kennametal. JLK's Articles of Incorporation also provide that no opportunity, transaction, agreement or other arrangement to which Kennametal, or an entity in which Kennametal has an interest, is a party, may be a corporate opportunity of JLK unless such opportunity, transaction, agreement or other arrangement was initially offered to JLK before it is offered to Kennametal or such other entity, and either (i) JLK has an enforceable contractual interest in such opportunity, transaction, agreement or other arrangement or (ii) the subject matter of such opportunity, transaction, agreement or other arrangement is a constituent element of an activity in which JLK is then actively engaged. Even if the foregoing conditions were met, such fact alone would not conclusively render such opportunity the property of JLK.

8.  THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS

  THE MERGER AGREEMENT

     The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which we have filed as an exhibit to the Schedule TO that JLK, Kennametal and Pegasus filed with the SEC, which you may examine and copy as set forth in "The Offer -- 7. Certain Information Concerning JLK" and "The Offer -- 8. Certain Information Concerning Kennametal and Pegasus" (except that it will not be available at the regional offices of the SEC).

     The Offer. The Merger Agreement provides for the commencement of the Offer by JLK. The obligation of JLK to accept for payment and pay for Shares validly tendered pursuant to the Offer is subject to the prior satisfaction or waiver by JLK (and, in some cases, including the Special Committee) of the conditions to the Offer, except that the Minimum Condition may be waived by JLK only with the consent of Kennametal. In addition, JLK has agreed to waive the Minimum Condition if Kennametal and Pegasus waive the condition that JLK purchase in the Offer at least 50% of the Shares outstanding immediately prior to the Offer, which is one of the conditions to Kennametal's and Pegasus' obligation to effect the Merger. The Merger Agreement provides that JLK may amend the Offer, subject to compliance with the Exchange Act, except that it may not (i) increase or decrease the Offer Price, (ii) reduce the maximum number of Shares to be purchased in the Offer, or (iii) change the form of consideration payable in the Offer. Notwithstanding the foregoing, if the Merger Agreement has not been terminated, JLK may (i) extend the Offer on one or more occasions for up to ten business days beyond the then Expiration Date if at the then Expiration Date any of the conditions to the Offer have not been satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

     The obligation of JLK to consummate the Offer is subject to the conditions set forth under "The Offer -- 9. Conditions to the Offer."

     The Merger. The Merger Agreement provides that after the satisfaction of the conditions to the Merger contained in the Merger Agreement, Pegasus will be merged with and into JLK. As a result of the Merger,

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

the separate corporate existence of Pegasus will cease and JLK will continue as the Surviving Corporation. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Kennametal, Pegasus, or any subsidiary of Kennametal, in the treasury of JLK or by any subsidiary of JLK, which Shares will be canceled and will cease to exist, and any Shares held by Public Shareowners who shall have properly demanded and perfected appraisal rights under applicable Pennsylvania law) will be canceled and retired and will be converted into the right to receive the Merger Consideration in cash, without interest thereon. Each outstanding share of capital stock of Pegasus will be converted into a share of the Surviving Corporation.

     The Merger Agreement provides that the directors of Pegasus immediately before the Effective Time will be the directors of the Surviving Corporation and that the officers of JLK immediately before the Effective Time will be the officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the articles of incorporation of the Surviving Corporation will be amended to conform, with certain exceptions, to the articles of incorporation set forth as an exhibit to the Merger Agreement and the bylaws of Pegasus will become the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation will be changed to JLK Direct Distribution Inc. The articles of incorporation and the bylaws of the Surviving Corporation are subject to a requirement in the Merger Agreement that certain indemnification provisions be preserved. See " -- Indemnification; Directors' and Officers' Insurance" below.

     The Surviving Corporation or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that the Surviving Corporation or the paying agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.

     Stock Options. Pursuant to the Merger Agreement, at the Effective Time, each outstanding stock option to purchase Shares, whether or not vested, will be terminated and, in exchange for each such stock option, the holder will be entitled to receive, for each Share subject to such stock option, a cash payment in an amount equal to the excess, if any, of the per Share Merger Consideration over the applicable per Share exercise price, less any income or employment tax withholding required under the Code or any provision of foreign, state or local law. To the extent that the per Share exercise price of any stock option equals or exceeds the Merger Consideration, at the Effective Time, such stock option will be cancelled and the holder of such stock option will not receive or be entitled to receive any consideration from Kennametal or the Surviving Corporation.

     Representations and Warranties. JLK made a representation and warranty to Kennametal and Pegasus in the Merger Agreement with respect to the receipt of the opinion of CIBC World Markets, dated September 8, 2000, as to the fairness, from a financial point of view and as of that date, of the $8.75 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares. Kennametal and Pegasus made customary representations and warranties to JLK with respect to their organization and good standing, authority and conflicts.

     Solicitation. The Merger Agreement requires JLK and its affiliates, officers, directors, employees, representatives and agents, not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to any person, other than Kennametal and Pegasus or any affiliate or designee of Kennametal or Pegasus, concerning any possible takeover proposal. For the purposes of the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving JLK or any proposal involving any acquisition by any person of a substantial equity interest in, or a substantial portion of the assets of, JLK and its subsidiaries, other than the Offer and the Merger.

     Notwithstanding the foregoing, the Special Committee may consider, negotiate, discuss, approve and recommend to shareowners of JLK, or provide information to any person in connection with, a takeover proposal if the Special Committee determines in good faith that it is required to do so in order to discharge properly its fiduciary duties. In addition, the Special Committee may take any action and make any disclosure which it determines is required to be taken or made under applicable law.

     Public Announcements. Kennametal, Pegasus and JLK have agreed to consult with each other and mutually agree upon any press release or other public announcements with respect to the Offer or the Merger, and each has agreed not to issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by law or by obligations pursuant to any listing agreement that they may have with any national securities exchange, in which case the disclosing party will use its reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     Approvals; Reasonable Efforts; Further Assurances. Kennametal, Pegasus and JLK have agreed to make all necessary filings in order to consummate the Offer and Merger and to use their reasonable best efforts to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers in order to consummate the Merger. As of the date of this Offer to Purchase, neither Kennametal, Pegasus nor JLK are aware of any consents, waivers or approvals that are required to be obtained. In addition, the parties have agreed to (i) furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Merger Agreement.

     Indemnification; Directors' and Officers' Insurance. Kennametal and the Surviving Corporation have agreed to provide in the bylaws of the Surviving Corporation the same provisions with respect to indemnification as are set forth in the bylaws of JLK, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of the individuals who, at any time prior to the Effective Time, were directors, officers, employees or agents of JLK in respect of actions or omissions occurring at or prior to the Effective Time, unless required by law. The Merger Agreement also provides for the maintenance by Kennametal, for not less than six years, of a directors' and officers' liability insurance policy that is substantially the same as the coverage currently provided under Kennametal's insurance policies to directors and officers of its subsidiaries, to the extent it provides coverage for events occurring at or prior to the date of the Effective Time.

     Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Kennametal, Pegasus and JLK to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Effective Time, of each of the following conditions: (a) no statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency shall be in effect which would prevent the Offer and/or the Merger from being consummated and (b) all governmental consents, orders and approvals legally required for the consummation of the Offer and the Merger shall have been obtained and be in effect, unless the failure to obtain such consents, orders or approvals would not reasonably be expected to have a material adverse effect on Kennametal or JLK, respectively.

     In addition, the obligations of Kennametal and Pegasus to consummate the Merger are further subject to the satisfaction or waiver by Kennametal and Pegasus of the condition that JLK shall have purchased pursuant to the Offer at least 50% of the Shares outstanding immediately prior to the Offer.

     Termination; Effect of Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

     (a) by the mutual written consent of Kennametal and JLK (provided the Special Committee has approved the giving of the consent);

     (b) by either Kennametal or JLK if the Merger is not consummated on or before March 30, 2001 (the "Outside Date"); provided, however, that this termination right will not be available to any party whose breach of the Merger Agreement was the cause thereof;

     (c) by Kennametal if (i) the Special Committee or the JLK Board withdraws, modifies or changes in any manner adverse to Kennametal or Pegasus its recommendation of the Offer or approval of the Merger Agreement or the Merger or (ii) if the Minimum Condition has not been satisfied by November 30, 2000; or

     (d) by JLK if (i) Kennametal or Pegasus has breached any representation or warranty contained in the Merger Agreement that is qualified by requiring a material adverse effect or there has been a breach of any other representation or warranty contained in the Merger Agreement that would have a material adverse effect on Kennametal or Pegasus, in any case that is not curable or, if curable, is not cured by the Outside Date after written notice of such breach is given by JLK to Kennametal at least 30 days prior to the Outside Date (or, if JLK first learns of such breach within 30 days of the Outside Date, as soon as practicable after JLK first learns of such breach) or (ii) there has been a material default by Kennametal or Pegasus in performing any covenant or agreement contained in the Merger Agreement which is not cured after written notice of such default is given by JLK to Kennametal at least 30 days prior to the Outside Date (or, if JLK first learns of such default within 30 days of the Outside Date, as soon as practicable after JLK first learns of such default).

     If the Merger Agreement is terminated in accordance with the above provisions, the Merger Agreement will become void and have no effect, and therefore, Kennametal, Pegasus or JLK will have no liability under the Merger Agreement except as indicated below:

     (A) If the Merger Agreement is terminated by Kennametal or JLK as a result of the event described in (b) above or by Kennametal as a result of the event described in (c)(ii) above, then the parties to the Merger Agreement will bear their own expenses and not have any further claim against one another.

     (B) If JLK terminates the Merger Agreement as a result of any events described in (d) above, then Kennametal must pay JLK within two business days after such termination or event all out-of-pocket expenses incurred by JLK in connection with the Merger Agreement and the transactions contemplated thereby, including the fees and expenses of their printer, consultants, attorneys, accountants, financial advisors and any other advisors; and

     (C) If Kennametal terminates the Merger Agreement as a result of any events described in (c)(i) above, then JLK must pay Kennametal within two business days after such termination or event all out-of-pocket expenses incurred by Kennametal and Pegasus in connection with the Merger Agreement and the transactions contemplated thereby, including the fees and expenses of their printer, consultants, attorneys, accountants, financial advisors and any other advisors.

     Costs and Expenses. Except as discussed above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. All costs and expenses incurred by Pegasus after the Effective Time will be obligations of the Surviving Corporation.

     Amendment. Kennametal, Pegasus and JLK may amend the Merger Agreement at any time in writing; provided that any amendment must be approved by the Special Committee.

     Waiver. At any time prior to the Effective Time, the parties may waive compliance with any conditions to its own obligations.

  STATUTORY REQUIREMENTS

     In general, under the Pennsylvania Business Corporation Law (the "PBCL") a merger of two Pennsylvania corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving a plan of merger containing provisions with respect to certain statutorily specified matters and the adoption of such plan of merger by the shareowners of each corporation by the affirmative vote of the holders of a majority of the votes cast by all shareowners entitled to vote on such merger. However, the PBCL also provides that if a parent company owns at least 80% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareowners of the subsidiary. Accordingly, since Kennametal has the ability to control the voting power of at least 80% of each class of stock of JLK, Kennametal could, and intends (subject to the conditions to its obligations to effect the Merger contained in the Merger Agreement), to effect the Merger without prior notice to, or any action by, any Public Shareowner. See "Special Factors -- 5. Purpose and Structure of the Offer and the Merger."
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

  APPRAISAL RIGHTS

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Public Shareowners will have certain rights under Subchapter D of Chapter 15 of the PBCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. Certain putative class action lawsuits have also been filed, which in part relate to the fair value of the Shares. See "The Offer -- Legal Matters; Regulatory Approvals -- Legal Proceedings."

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING PUBLIC SHAREOWNERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY PUBLIC SHAREOWNERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. A COPY OF SUBCHAPTER D OF CHAPTER 15 OF THE PBCL IS ATTACHED AS ANNEX B TO THIS OFFER TO PURCHASE AND THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE PBCL.

9.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the Offer and the Merger relevant to beneficial holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, qualified plans, individual retirement accounts, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who perfect appraisal rights in the Merger, nor does it address any aspect of foreign, state or local taxation or estate and gift taxation.

     Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such shareowner and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other income tax laws.

     The Offer. The disposition of Shares by Public Shareowners of JLK pursuant to the Offer will be taxable transactions. Under Section 302 of the Code, a disposition of Shares by a Public Shareowner pursuant to the Offer will be treated as a "sale or exchange" if, pursuant to the tests described below, the receipt of cash either (a) is "substantially disproportionate" with respect to the shareowner, (b) results in a "complete redemption" of the shareowner's equity interest in JLK, or (c) is "not essentially equivalent to a dividend" with respect to the shareowner.

     If any of the Section 302 tests is satisfied, and the disposition of Shares is therefore treated as a "sale or exchange," the shareowner will recognize gain or loss equal to the difference between the amount of cash received by the shareowner pursuant to the Offer and the shareowner's tax basis in the disposed of Shares. Recognized gain or loss will be capital gain or loss, assuming the disposed of Shares are held as a capital asset. Such gain or loss will be long-term if the Shares have a holding period of more than twelve months at the time of their sale pursuant to the Offer.

     If none of the three tests under Section 302 is satisfied, assuming JLK has sufficient available current and accumulated earnings and profits, the shareowner will be treated as having received a dividend in an amount equal to the cash received for the Shares disposed of pursuant to the Offer (without regard to any gain or loss). In this case, proper adjustments will be made to the tax basis of the shareowner's remaining Shares, if any, to account for the shareowner's tax basis in the disposed of Shares. Corporate holders of Shares who receive dividend treatment pursuant to the Offer will be subject to special rules not discussed herein.

     The disposition of Shares under the terms of the Offer by a Public Shareowner will be "substantially disproportionate" with respect to the shareowner if (a) the percentage of both the outstanding Shares and voting stock of JLK, respectively, actually and constructively (see below) owned by the shareowner immediately following the purchase of Shares pursuant to the Offer (treating all Shares so purchased as not outstanding) is less than (b) 80% of the percentage of the outstanding Shares and voting stock of JLK, as the case may be, actually and constructively owned by such shareowner immediately before the purchase of Shares pursuant to the Offer.

     The disposition of Shares under the terms of the Offer by a Public Shareowner will be deemed to result in a "complete redemption" of the shareowner's equity interest in JLK if following the disposition of Shares (a) the shareowner does not actually or constructively own any stock of JLK, or (b) the shareowner does not actually own any stock of JLK and, with respect to stock of JLK constructively owned by the shareowner, the shareowner is eligible to waive (and effectively waives) constructive ownership of such stock of JLK under procedures described in Section 302 of the Code. If the Internal Revenue Service views the Offer and the Merger as, in substance, one overall transaction, a shareowner could satisfy the complete redemption test based on the combined effects of the Offer and the Merger in the event that the shareowner did not dispose of all of such shareowner's Shares pursuant to the Offer.

     If the disposition of Shares under the terms of the Offer by a Public Shareowner fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, such shareowner may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the shareowner's disposition of Shares results in a "meaningful reduction" of the shareowner's proportionate interest in JLK. Whether the receipt of cash by a Public Shareowner will be "not essentially equivalent to a dividend" depends on the particular shareowner's facts and circumstances. The Internal Revenue Service has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareowner in a widely held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Any shareowner intending to rely upon the "not essentially equivalent to a dividend" test should consult his own tax advisor as to its application in the shareowner's particular situation.

     In determining whether any of the tests under Section 302 of the Code is satisfied, a shareowner must take into account not only stock of JLK which is actually owned by the shareowner, but also stock of JLK which is constructively owned by the shareowner within the meaning of Section 318 of the Code. Under
Section 318 of the Code, a shareowner may constructively own stock of JLK actually owned, and in some cases constructively owned, by certain related individuals or entities and stock of JLK which the shareowner has the right to acquire by exercise of an option or a conversion privilege.

     In instances where the constructive stock ownership rules prevent a selling shareowner from satisfying the "complete redemption" test, the selling shareowner may waive application of the constructive stock ownership rules among family members in an effort to satisfy the "complete redemption" test. Family attribution may be waived if the shareowner (1) retains no interest in JLK after the redemption, other than as a creditor; (2) does not acquire any such interest within 10 years from the date of the cash distribution; and (3) agrees to notify the Internal Revenue Service of the acquisition of any forbidden interest within the 10-year period. If JLK determines that the waiver of family attribution will enable JLK to avoid withholding on payments to a selling shareowner, JLK will notify such shareowner and assist the shareowner in securing a waiver.

     The Merger. The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the Shares converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of the Effective Time, the Shares were held for more than one year.

     Backup Withholding. Under the United States federal income tax backup withholding rules, payments in connection with the Offer may be subject to "backup withholding" at a rate of 31%. To avoid backup withholding, each tendering shareowner, unless an exemption applies, must provide the depositary with such shareowner's correct taxpayer identification number and certify that such shareowner is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service. Refunds are not available from JLK. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Each shareowner should consult with such shareowner's own tax advisor as to such shareowner's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     All shareowners surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to JLK and the depositary). Noncorporate foreign shareowners should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

10.  FINANCING OF THE OFFER AND THE MERGER

     The total amount of funds required by JLK and Kennametal to purchase all the outstanding Shares in the Offer and the Merger, respectively, including funds to cash-out stock options outstanding at the Effective Time, and pay all related costs and expenses is expected to be approximately $42 million. Of this total amount needed, JLK will obtain the funds necessary for the purchases pursuant to the Offer from Kennametal pursuant to the Cash Management Agreement with Kennametal. Kennametal has sufficient resources to fund JLK's borrowing from cash, cash equivalents and other marketable securities and investments currently held by it and borrowing capacity under its existing credit facilities. See "Special Factors -- 7. Interests of Certain Persons in the Offer and the Merger; Relationship with Kennametal; Intercompany Agreements and JLK Articles of Incorporation."

     Kennametal Credit Agreement. The bank credit agreement, dated November 17, 1997, as amended, between Kennametal and Mellon Bank, N.A., as administrative agent, and BankBoston, N.A., Deutsche Bank A.G., New York Branch and PNC Bank, National Association, as syndication agents, and the other lender parties thereto, permits revolving credit loans up to an aggregate of $900 million outstanding at any one time until August 2002, of which $247.5 million was available for borrowing by Kennametal at June 30, 2000. At Kennametal's election, borrowings bear interest at the base rate (the higher of Mellon Bank, N.A.'s prime rate or the federal funds effective rate plus 0.5 percent) or a rate determined from the London interbank market plus an applicable margin. The effective rate of interest on borrowings under the bank credit agreement as of September 30, 2000 was approximately 7.45%. The bank credit agreement contains various restrictive covenants including requirements to maintain consolidated net worth, consolidated leverage ratio and consolidated fixed charge coverage ratio. Kennametal believes it will be in compliance with all of the covenants in the bank credit agreement in the event that it borrows thereunder to provide funds to JLK pursuant to the Cash Management Agreement, including any funds used by JLK to purchase Shares in the Offer. Kennametal has no present plans or arrangements to refinance or to repay (other than from cash flow operations) all or any portion of any borrowings that it might make under its bank credit agreement to provide funds to JLK.

11.  BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth the beneficial ownership of JLK's Class A Common Stock as of September 30, 2000, by each current and former executive officer of JLK and each director of JLK.

                                                    AMOUNT AND
                                                    NATURE OF                             TOTAL BENEFICIAL
                                                    BENEFICIAL                             OWNERSHIP AND
NAME OF BENEFICIAL OWNER                         OWNERSHIP (1)(2)    STOCK CREDITS (8)     STOCK CREDITS
------------------------                         ----------------    -----------------    ----------------
Richard C. Alberding...........................       16,000                  --               16,000
Jeffery M. Boetticher..........................       31,000(3)            8,217               39,217
Irwin L. Elson.................................       25,100               7,069               32,169
H. Patrick Mahanes, Jr. .......................       10,000(4)               --               10,000
Aloysius T. McLaughlin, Jr.....................       17,500               2,693               20,193
William R. Newlin..............................       82,600              25,907              108,504
Markos I. Tambakeras...........................           --                  --                   --
Stanley B. Duzy, Jr. ..........................           --                  --                   --
John M. Beaudoin...............................       54,700(5)               --               54,700
Paul E. Fuller.................................        4,917                  --                4,917
Diana L. Scott.................................       22,834                  --               22,834
Richard J. Orwig...............................       26,667(6)               --               26,667
Charles G. Lendvoyi............................       12,667(7)               --               12,667

---------------
(1) Except for Mr. Newlin (2.1%) and Mr. Beaudoin (1.1%) no other director or executive officer beneficially owned in excess of one percent of any class of JLK's stock. Directors and executive officers as a group beneficially own 6.8% of the outstanding Class A Common Stock of JLK. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2) The figures shown include 52,500, 4,167, 20,834, 16,667 and 11,667 shares of
    JLK's Class A Common Stock over which Messrs. Beaudoin and Fuller, Ms. Scott, Messrs. Orwig and Lendvoyi have the right to acquire as of September 30, 2000 or the right to acquire within 60 days thereafter. The figures shown include 15,000 shares of JLK's Class A Common Stock over which each of Messrs. Alberding, Boetticher, Elson and McLaughlin have the right to acquire as of September 30, 2000 or the right to acquire within 60 days thereafter, 45,000 shares of JLK's Class A Common Stock over which Mr. Newlin has the right to acquire as of September 30, 2000 or the right to acquire within 60 days thereafter, and 15,000 shares of JLK's Class A Common Stock awarded to Mr. Boetticher as restricted stock on May 4, 2000.

(3) On May 4, 2000, Mr. Boetticher received a restricted stock award of 15,000 shares of JLK's Class A Common Stock for his service as Chair of the Executive Office of JLK. The Executive Office was established on May 2, 2000 to review the operations of JLK and its management.

(4) The figure includes 10,000 shares owned by Mr. Mahanes' wife. Mr. Mahanes disclaims beneficial ownership of shares owned by his wife.

(5) The figure includes 2,100 shares owned by Mr. Beaudoin and his wife.

(6) Mr. Orwig ceased to serve as a director and as CEO and President of JLK, effective May 2, 2000.

(7) Mr. Lendvoyi ceased to serve as Vice President of JLK on August 1, 2000. The figure includes 1,000 shares owned by Mr. Lendvoyi and his wife.

(8) These amounts represent Stock Credits to which non-employee directors of JLK are entitled pursuant to the Deferred Fee Plan.

     The following table sets forth the beneficial ownership of JLK's Class A Common Stock as of September 30, 2000, by each executive officer and director of Kennametal, other than the persons already listed in the JLK table above.

                                                    AMOUNT AND
                                                    NATURE OF                             TOTAL BENEFICIAL
                                                    BENEFICIAL                             OWNERSHIP AND
NAME OF BENEFICIAL OWNER                          OWNERSHIP (1)      STOCK CREDITS (3)     STOCK CREDITS
------------------------                         ----------------    -----------------    ----------------
David B. Arnold................................       10,000                  --               10,000
Peter B. Bartlett..............................       10,000               9,607               19,607
James R. Breisinger(2).........................       12,000                  --               12,000
M. Rizwan Chand................................           --                  --                   --
David T. Cofer.................................        1,500                  --                1,500
Derwin R. Gilbreath............................        2,500                  --                2,500
F. Nicholas Grasberger, III....................           --                  --                   --
A. Peter Held..................................           --               1,093                1,093
Kathleen J. Hempel.............................           --                  --                   --
Richard C. Hendricks...........................       10,000                  --               10,000
Timothy S. Lucas...............................           --                  --                   --
Ralph G. Niederst..............................           --                  --                   --
A. David Tilstone..............................          400                  --                  400
Larry Yost.....................................           --                  --                   --

---------------
(1) No director or executive officer of Kennametal, other than as noted in the JLK table above, beneficially owned in excess of one percent of any class of JLK's stock. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2) The figures shown include 5,000 shares of JLK's Class A Common Stock over which Mr. Breisinger has the right to acquire as of September 30, 2000 or the right to acquire within 60 days thereafter.

(3) These amounts represent Stock Credits to which non-employee directors of JLK are entitled pursuant to the Deferred Fee Plan.

     The following table sets forth information with respect to the beneficial ownership of JLK's Class B Common Stock as of September 30, 2000:

                                                                                        PERCENT OF
                                                                                       OUTSTANDING
NAME AND ADDRESS                                             AMOUNT AND NATURE OF        CLASS B
OF BENEFICIAL OWNER                                         BENEFICIAL OWNERSHIP(1)    COMMON STOCK
-------------------                                         -----------------------    ------------
Kennametal Inc.(2)........................................        20,237,000               100

---------------
(1) Because the Class B Common Stock is convertible by Kennametal into Class A Common Stock on a one-for-one basis, such ownership also represents beneficial ownership of Class A Common Stock. Kennametal's ownership represents approximately 83% of the economic interest in JLK.

(2) See "Special Factors -- 7. Interests of Certain Persons in the Offer and the Merger; Relationship with Kennametal" for a description of transactions and arrangements between Kennametal and JLK.

12.  TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

     Except as set forth elsewhere in this Offer to Purchase (a) neither JLK, Kennametal nor Pegasus nor, to their knowledge, any executive officers, directors or affiliates of JLK, Kennametal or Pegasus, or any associate or majority-owned subsidiary of theirs or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of JLK; (b) neither they nor, to their knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of JLK during the past 60 days; and (c) neither they nor, to their knowledge, any of their respective affiliates, executive officers or directors, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of JLK (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). See "Special Factors -- 7. Interests of Certain Persons in the Offer and the Merger; Relationship with Kennametal -- Relationship with Kennametal -- Intercompany Agreements and JLK Articles of Incorporation."

     On July 2, 1997, JLK issued 4,897,000 Shares in an underwritten initial public offering (the IPO) of the Shares at $20.00 per Share. The net proceeds of the IPO were $90.4 million. Except for such offering, during the last three fiscal years, JLK has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder. Since October 1, 1998, JLK has not purchased any Shares.

     Except as set forth elsewhere in this Offer to Purchase, since October 1, 1998, no contacts or negotiations concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any securities of JLK, an election of directors of JLK, or a sale or other transfer of a material amount of assets of JLK, has been entered into or has occurred between any affiliates of JLK or between JLK or any of its affiliates and any unaffiliated person.

     Except as set forth elsewhere in this Offer to Purchase, since October 1, 1998, (a) there have been no transactions which would require reporting under the rules and regulations of the SEC between Pegasus or Kennametal or any of their subsidiaries or, to their knowledge, any of the executive officers, directors or affiliates of Pegasus or Kennametal, on the one hand, and JLK or any of its executive officers, directors or affiliates, on the other hand; and
(b) there have been no contacts, negotiations or transactions between Pegasus or Kennametal or any of their subsidiaries or, to their knowledge, any of the executive officers, directors or affiliates of Pegasus or Kennametal, and JLK or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     To JLK's, Pegasus' and Kennametal's knowledge, after reasonable inquiry, all of their respective executive officers, directors, affiliates and subsidiaries currently intend to tender pursuant to the Offer all Shares held of record or beneficially owned by them (other than Shares issuable upon exercise of stock options and Shares, if any, which if tendered could cause such persons to incur liability under the provisions of Section 16(b) of the Exchange Act).

13.  CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     Market for the Shares. The purchase of any Shares pursuant to the Offer will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. The Shares are listed on the NYSE. According to the NYSE's published guidelines, the NYSE will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holders of 10% or more) is less than 600,000 (subject to proportionate reduction if the unit of trading is less than 100 shares), there are fewer than 400 stockholders (or, if the average trading volume for the most recent 12 months is less than 100,000 shares, fewer than 1,200 stockholders), the global market capitalization is less than $50,000,000 and total shareowners' equity is less than $50,000,000 (or the average global market capitalization over a consecutive 30-day period is less than $15,000,000), or the average closing price per share is less than $1.00 over a consecutive 30-day period. Kennametal currently intends to cause JLK to delist the Shares from the NYSE as soon after consummation of the Offer and the Merger as reasonably practicable. As of the close of business on September 30, 2000, there were 75 holders of record of the Shares not including beneficial holders of any Shares in street name, and there were 4,288,410 Shares outstanding.

     If the NYSE were to delist the Shares, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareowners and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by JLK upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by JLK to its Public Shareowners and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with shareowners' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to shareowners, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of JLK and persons holding "restricted securities" of JLK to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE or for continued inclusion on the Federal Reserve Board's list of "margin securities". Kennametal currently intends to cause JLK to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

     IF THE NYSE LISTING AND THE EXCHANGE ACT REGISTRATION OF THE SHARES ARE NOT TERMINATED PRIOR TO THE MERGER, THEN THE LISTING OF THE SHARES ON THE NYSE AND THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

     Kennametal's Interest in JLK. If the Offer and the Merger are consummated, Kennametal will have complete control over the conduct of JLK's business and will have 100% interest in the net book value and net earnings of JLK and any future increases in the value of JLK. Kennametal's ownership in the equity of JLK prior to the Offer and the Merger equals approximately 83%. Upon completion of the Offer and the Merger, Kennametal's interest in JLK's net book value of $232.5 million on June 30, 2000 and net income of $17.3 million for the year ended June 30, 2000 would increase from approximately 83% of such amounts to 100% of such amounts. In addition, Public Shareowners will no longer have any interest in, and will not be shareowners of, JLK and therefore will not participate in JLK's future earnings and potential growth, and will not have any right to vote on corporate matters. Similarly, Public Shareowners will no longer bear the risk of any decreases in the value of JLK. Instead, the Public Shareowners, other than Kennametal, will have the right solely to receive the Offer Price or Merger Consideration for each Share held (other than Public Shareowners who do not tender in the Offer and perfect their appraisal rights under Pennsylvania law in connection with the Merger).

                                   THE OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), JLK will purchase all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in "The Offer -- 4. Withdrawal Rights", as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern time, on October 31, 2000 unless and until JLK, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by JLK, shall expire.

     Consummation of the Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in "The Offer -- 9. Conditions to the Offer." JLK reserves the right, in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions (other than the Minimum Condition, which may only be waived with the consent of Kennametal). However, JLK must waive the Minimum Condition if Kennametal and Pegasus waive the condition to their obligations to effect the Merger that JLK purchase in the Offer at least 50% of the outstanding Shares. If, by the Expiration Date, any or all of those conditions have not been satisfied, JLK may elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions to the Offer (other than the Minimum Condition, which may only be waived with the consent of Kennametal and must be waived by JLK if Kennametal and Pegasus waive one of the conditions to their obligations to effect the Merger) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or
(c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering Public Shareowners. In the event that JLK waives any condition set forth in "The Offer -- 9. Conditions to the Offer," the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the Public Shareowners, require that the Offer remain open for an additional period of time and/or that JLK disseminate information concerning such waiver.

     As long as the Merger Agreement has not been terminated, JLK may extend the
Offer: (i) on one or more occasions for a period of up to ten business days for each such extension if any of the conditions to the Offer (including the Minimum Condition) shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareowner to withdraw his or her tendered Shares. In addition, JLK expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that it may not: (i) increase or decrease the per Share Offer Price payable in the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer or (iii) change the form of consideration payable in the Offer.

     If JLK makes a material change in the terms of the Offer, or if JLK waives a material condition to the Offer, JLK will extend the Offer and disseminate additional tender offer materials to the extent required by the rules and regulations under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to Public Shareowners, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to Public Shareowners. Accordingly, if prior to the Expiration Date, JLK decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, JLK will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     JLK, in its sole discretion, but subject to the terms of the Merger Agreement, may extend, delay, terminate or amend the Offer. Any such extension, delay, termination or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-l of the Exchange Act. Without limiting the manner in which JLK may choose to make any public announcement, JLK will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

     This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if JLK extends or amends the Offer, the terms and conditions of the Offer as so extended or amended), JLK will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted under "The Offer -- 4. Withdrawal Rights") prior to the Expiration Date as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, JLK expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law. If JLK desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, JLK will otherwise extend the Offer.

     In all cases, JLK will pay for Shares purchased in the Offer only after timely receipt by the depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares"; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires. Accordingly, payment may be made to tendering Public Shareowners at different times. See "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares" for a description of the procedure for tendering Shares pursuant to this Offer.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

     For purposes of the Offer, JLK will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as and when JLK gives oral or written notice to the depositary of acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the depositary, which will act as agent for tendering Public Shareowners for the purpose of receiving payment from JLK and transmitting payment to validly tendering Public Shareowners.

     UNDER NO CIRCUMSTANCES WILL JLK PAY INTEREST ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If JLK does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, JLK will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, JLK increases the price offered to holders of Shares in the Offer, JLK will pay the increased price to all holders of Shares that JLK purchases in the Offer, whether or not the Shares were tendered before the increase in price.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     To tender Shares pursuant to this Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (and any other documents required by the Letter of Transmittal), or an Agent's Message in connection with a book-entry delivery of shares must be delivered before the expiration of this Offer to the depositary at one of its addresses set forth on the back cover of this Offer to Purchase AND either (a) the Share Certificates for the tendered Shares must be received by the depositary at one of such addresses or (b) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the depositary; or (2) you must comply with the guaranteed delivery procedures described below. If you hold your Shares through a broker, dealer, bank or other nominee, you should contact your nominee and instruct them to tender your Shares.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE SHARES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the depositary's account at the Book-Entry Transfer Facility, the depositary must receive the Letter of Transmittal (or facsimile thereof), properly completed and executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment

Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

     Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

     (a) your tender is made by or through an Eligible Institution;

     (b) the depositary receives, as described below, a properly completed and signed notice of guaranteed delivery, substantially in the form made available by us (the "Notice of Guaranteed Delivery"), on or before the Expiration Date; and

     (c) the depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of the Offer, we will pay for Shares only after the conditions to the Offer, including the Minimum Condition, have been met or waived and only after timely receipt by the depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering Public Shareowners at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

     Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain shareowners (other than certain exempt shareowners, including, among others, all corporations and certain foreign individuals), the depositary may be required to withhold 31% of the amount of any payments made to those shareowners pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by JLK, in its sole discretion, which determination will be final and binding on all parties. JLK reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. JLK also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition for which JLK must obtain the consent of Kennametal) or any defect or irregularity in any tender of Shares of any particular shareowner whether or not similar defects or irregularities are waived in the case of other shareowners.

     JLK's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by JLK. None of JLK, Kennametal, Pegasus nor any of their affiliates or assigns, the depositary, the information agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Binding Agreement. JLK's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between JLK and you upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, you may also withdraw such Shares at any time on or after December 1, 2000.

     If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or JLK is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to its rights set forth in this document, the depositary may, nevertheless, on its behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution, as defined in "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in "The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in " The Offer -- 3. Procedures for Accepting the Offer and Tendering Shares."

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by JLK, in its sole discretion, which determination will be final and binding. None of Kennametal, Pegasus, JLK or any of their respective affiliates or assigns, the depositary, the information agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  PRICE RANGE OF THE SHARES; DIVIDENDS

     JLK's Class A Common Stock is traded on the NYSE under the symbol "JLK". The following table sets forth the range of the high and low sales price as reported by the NYSE:

QUARTER ENDED:                                       SEPT. 30   DEC. 31   MAR. 31   JUNE 30
--------------                                       --------   -------   -------   -------
2000:
High...............................................    $10 5/8    $10 5/8  $ 11 11/16   $ 9 1/4
Low................................................      7          7 1/4     8 1/4     4 1/2
1999:
High...............................................    $22 3/8    $13 1/8  $ 13 1/2   $12 3/8
Low................................................     10 1/2      9 1/4     7 7/8     8 3/8

     JLK has not declared cash dividends on either the Class A or Class B Common Stock and does not have any plans to pay any cash dividends on either issue in the foreseeable future.

     On July 20, 2000, the last full trading day prior to the public announcement of Kennametal's proposal to acquire the minority shares of JLK, the reported closing price on the NYSE was $5.8125 per Share. On September 8, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of JLK's intention to commence this Offer, the reported closing price on the NYSE was $6.25 per Share. On October 2, 2000, the last full trading day prior to the commencement of the Offer, the reported closing price per Share on the NYSE was $8.625. The average of the closing prices for the shares over the 20 trading days prior to the July public announcement of Kennametal's proposal to acquire the minority shares of JLK was $5.0156. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

6. POSSIBLE EFFECTS OF THE OFFER AND THE MERGER ON THE MARKET FOR THE SHARES, NYSE AND EXCHANGE ACT REGISTRATION

     The purchase of the Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to the NYSE listing, Exchange Act registration and availability of margin credit. See "Special Factors -- 13. Certain Effects of the Offer and the Merger."

7.  CERTAIN INFORMATION CONCERNING JLK

     General. JLK is a Pennsylvania corporation and a subsidiary of Kennametal, with its principal executive offices located at 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650 and its telephone number is (724) 539-5000. JLK is one of the largest suppliers of a broad range of metalworking consumables and related products to customers in the United States, offering a full line of cutting tools, carbide and other tool inserts, abrasives, drills, machine tool accessories, hand tools and other industrial supplies. To meet the varying supply needs of small-, medium- and large-sized customers, JLK offers: (i) a direct-marketing program, through J&L, whereby JLK supplies small to large-sized customers through catalog and showroom sales, and a direct field sales force, and (ii) integrated industrial supply programs or Full Service Supply (FSS) programs, whereby medium- and large-sized industrial manufacturers engage JLK to carry out all aspects of complex metalworking supply processes, including needs assessment, cost analysis, procurement planning, supplier selection, "just-in-time" restocking of supplies and ongoing technical support. JLK also conducts its direct-marketing program for small- and medium-sized customers in the United Kingdom and Germany. JLK reports two operating segments consisting of J&L and FSS.

     During the last five years, neither JLK, any of its affiliates nor, to the best knowledge of JLK, any of the persons listed on Schedule II hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Available Information. JLK is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of certain dates concerning JLK's directors and officers, their remuneration, stock options granted to them, the principal holders of JLK's securities and any material interest of such persons in transactions with JLK is required to be disclosed in proxy statements distributed to Public Shareowners and filed with the SEC. Such reports, proxy statements and other information should be available for inspection and copies should be obtainable at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Copies of such information should also be obtainable (i) by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, (ii) for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661, (iii) by accessing the SEC's website on the Internet at http://www.sec.gov and (iv) for inspection at the NYSE's offices located at 20 Broad Street, New York, New York 10005.

     Historical Financial Information. Set forth below is certain selected historical consolidated financial information relating to JLK and its subsidiaries which has been excerpted or derived from the audited financial statements contained in JLK's annual report on Form 10-K for the fiscal year ended June 30, 2000. The audited financial statements set forth on pages 17 through 36 of JLK's Form 10-K for the fiscal year ended June 30, 2000 are hereby incorporated by reference into this Offer to Purchase. More comprehensive financial information is included in that report and in other documents filed by JLK with the SEC. The financial information that follows is qualified in its entirety by reference to such report and other documents, including the financial statements and related notes contained therein. Such report, documents and other financial information may be inspected and copies may be obtained from the SEC in the manner set forth above. During the fiscal years 2000 and 1999 there were no fixed charges.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 OPERATING DATA

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Net sales...................................................  $499,243    $531,642
Cost of goods sold..........................................   340,334     361,717
                                                              --------    --------
Gross profit................................................   158,959     169,925
Operating expense...........................................   130,785     135,393
                                                              --------    --------
Operating income............................................    28,174      34,532
Interest expense (income) and other.........................      (162)        881
                                                              --------    --------
Income before provision for income taxes....................    28,336      33,651
Provision for income taxes..................................    10,993      13,291
                                                              --------    --------
Net income..................................................  $ 17,343    $ 20,360
                                                              ========    ========
Basic and diluted earnings per share........................  $   0.71    $   0.83
                                                              ========    ========

                               BALANCE SHEET DATA

                                                                    JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
ASSETS:
Current assets..............................................  $200,283    $176,738
Net property, plant and equipment...........................    28,136      25,337
Other assets................................................    61,808      72,914
                                                              --------    --------
     Total assets...........................................  $290,227    $274,989
                                                              ========    ========
LIABILITIES:
Current liabilities.........................................  $ 50,696    $ 48,421
Deferred income taxes.......................................     2,530       5,519
Other liabilities...........................................     4,524       5,175
                                                              --------    --------
     Total liabilities......................................    57,750      59,115
SHAREOWNERS' EQUITY.........................................   232,477     215,874
                                                              --------    --------
     Total Liabilities and Shareowners' Equity..............  $290,227    $274,989
                                                              ========    ========
Book value per share........................................  $   9.48    $   8.81
                                                              ========    ========

     Certain Projected Financial Data. JLK does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. Except as set forth below, the projections set forth below do not reflect any of the effects of the Merger, the proposed sales of JLK's businesses or other changes that may in the future be deemed appropriate concerning JLK and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FORWARD-LOOKING INFORMATION OR ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES. THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE FORWARD LOOKING STATEMENTS THAT ARE BASED ON MYRIAD ESTIMATES AND ASSUMPTIONS, INCLUDING, BUT NOT LIMITED TO, THOSE LISTED BELOW. Neither JLK's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the projections necessarily make numerous assumptions, some (but not all) of which are set forth below and many of which are inherently uncertain or beyond the control of JLK and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for JLK's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. It is not possible to predict whether the assumptions made in preparing the projections will be valid. Accordingly, the projections involve risks and uncertainties and such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

     THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND SHAREOWNER VALUE OF JLK MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS (JLK FAILED TO MEET ITS PROJECTIONS FOR ITS FISCAL YEAR ENDING JUNE 30, 2000, WHICH WERE PREPARED IN NOVEMBER 1999 AND ARE SET FORTH BELOW). MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND JLK'S ABILITY TO CONTROL OR PREDICT. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT JLK'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. JLK DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

     In November 1999, management of JLK prepared financial projections for the fiscal years ending June 30, 2000, 2001 and 2002 which were provided to Kennametal and its financial advisor in December 1999, for inclusion in the Confidential Offering Memorandum as part of the sales solicitation process to sell JLK. These financial projections included the following projected results of operations:

                                                                YEARS ENDING JUNE 30,
                                                         ------------------------------------
                                                           2000          2001          2002
                                                         --------      --------      --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                                       AMOUNTS)
Sales..................................................  $518,945      $585,556      $673,389
Cost of goods sold.....................................   351,668       399,698       463,292
                                                         --------      --------      --------
Gross profit...........................................   167,277       185,858       210,097

Selling, general and administrative expenses...........   119,887       125,044       132,316
                                                         --------      --------      --------
Earnings before interest, taxes, depreciation and
  amortization (EBITDA)................................    47,390        60,814        77,781

Depreciation...........................................     4,851         5,964         6,684
Amortization...........................................     5,186         4,872         3,825
                                                         --------      --------      --------
Earnings before interest and taxes (EBIT)..............    37,353        49,978        67,272

Interest expense and other (net).......................       481           500        (1,334)
                                                         --------      --------      --------
Pre-tax income.........................................    36,872        49,478        68,606

Provision for taxes....................................    14,562        19,544        27,100
                                                         --------      --------      --------
Net income.............................................  $ 22,310      $ 29,934      $ 41,506
                                                         ========      ========      ========
Fully diluted earnings per share.......................  $   0.91      $   1.22      $   1.69

     In mid-July 2000, management of JLK prepared revised financial projections for the fiscal years ending June 30, 2000 (the results of operation for which had not yet been finally determined), 2001, 2002 and 2003. These projections were provided to Kennametal, its financial advisor and to the Special Committee's financial advisor. These projections took into account that JLK had failed to meet its fiscal year 2000 business plan and the problems which existed in JLK's business operations. See "Special Factors -- 1. Background of the Transaction." These financial projections included the following projected results of operations:

                                                                YEARS ENDING JUNE 30,
                                                     --------------------------------------------
                                                       2000        2001        2002        2003
                                                     --------    --------    --------    --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales..............................................  $499,294    $532,249    $576,810    $629,168
Cost of goods sold.................................   339,198     361,410     391,781     427,345
                                                     --------    --------    --------    --------
Gross profit.......................................   160,096     170,839     185,029     201,823

Selling, general and administrative expenses.......   121,093     127,186     134,091     143,586
                                                     --------    --------    --------    --------
Earnings before interest, taxes, depreciation and
  amortization (EBITDA)............................    39,003      43,653      50,938      58,237

Depreciation.......................................     4,639       5,596       5,700       5,800
Amortization.......................................     4,726       4,218       3,889       3,016
                                                     --------    --------    --------    --------
Earnings before interest and taxes (EBIT)..........    29,638      33,839      41,349      49,421

Interest expense and other (net)...................       (74)       (305)     (2,282)     (3,823)
                                                     --------    --------    --------    --------
Pre-tax income.....................................    29,712      34,144      43,631      53,244

Provision for taxes................................    11,737      13,487      17,234      21,032
                                                     --------    --------    --------    --------
Net income.........................................  $ 17,975    $ 20,657    $ 26,397    $ 32,212
                                                     ========    ========    ========    ========
Fully diluted earnings per share...................  $   0.73    $   0.84    $   1.08    $   1.31

     In late July 2000, management of JLK prepared revised financial projections for the fiscal years ending June 30, 2001, 2002, 2003, 2004 and 2005, which were provided to Kennametal, its financial advisor and the Special Committee's financial advisor. The projections for fiscal years 2001, 2002 and 2003 that had been prepared in mid-July 2000 were revised because of additional concerns regarding the magnitude of the problems in JLK's business operations. See "Special Factors -- 1. Background of the Transaction." In order to aid the evaluation of JLK by the Special Committee and its financial advisor, JLK also projected results for fiscal years 2004 and 2005. These financial projections included the following projected results:

                                                          YEARS ENDING JUNE 30,
                                         --------------------------------------------------------
                                           2001        2002        2003        2004        2005
                                         --------    --------    --------    --------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales..................................  $523,194    $565,566    $614,410    $671,521    $738,255
Cost of goods sold.....................   357,198     385,329     417,161     453,903     496,077
                                         --------    --------    --------    --------    --------
Gross profit...........................   165,996     180,237     197,249     217,618     242,178

Selling, general and administrative
  expenses.............................   127,991     132,668     139,458     146,596     158,682
                                         --------    --------    --------    --------    --------
Earnings before interest, taxes,
  depreciation and amortization
  (EBITDA).............................    38,005      47,569      57,791      71,022      83,496

Depreciation...........................     5,596       5,993       6,418       7,275       7,759
Amortization...........................     3,409       3,139       2,323       2,188       2,188
                                         --------    --------    --------    --------    --------
Earnings before interest and taxes
  (EBIT)...............................    29,000      38,437      49,050      61,559      73,549

Interest expense and other (net).......      (361)     (1,534)     (3,259)     (5,228)     (7,512)
                                         --------    --------    --------    --------    --------
Pre-tax income.........................    29,361      39,971      52,309      66,787      81,061

Provision for taxes....................    11,451      15,589      20,401      26,047      31,614
                                         --------    --------    --------    --------    --------
Net income.............................  $ 17,910    $ 24,382    $ 31,908    $ 40,740    $ 49,447
                                         ========    ========    ========    ========    ========
Fully diluted earnings per share.......  $   0.73    $   0.99    $   1.30    $   1.66    $   2.01

     In addition, in late July 2000, management of JLK prepared a conservative set of financial projections based on the projections immediately set forth above, adjusted to reflect the potential for reduced revenue growth expectations and more modest margin improvements. These financial projections included the following projected results:

                                                          YEARS ENDING JUNE 30,
                                         --------------------------------------------------------
                                           2001        2002        2003        2004        2005
                                         --------    --------    --------    --------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales..................................  $523,194    $549,230    $583,707    $618,844    $655,952
Cost of goods sold.....................   357,198     374,912     397,570     421,464     445,933
                                         --------    --------    --------    --------    --------
Gross profit...........................   165,996     174,318     186,137     197,380     210,019

Selling, general and administrative
  expenses.............................   127,991     131,292     135,642     138,575     141,770
                                         --------    --------    --------    --------    --------
Earnings before interest, taxes,
  depreciation and amortization
  (EBITDA).............................    38,005      43,026      50,495      58,805      68,249

Depreciation...........................     5,596       5,993       6,418       7,275       7,759
Amortization...........................     3,409       3,139       2,323       2,188       2,188
                                         --------    --------    --------    --------    --------
Earnings before interest and taxes
  (EBIT)...............................    29,000      33,894      41,754      49,342      58,302

Interest expense and other (net).......      (361)     (1,104)     (1,967)     (3,065)     (4,451)
                                         --------    --------    --------    --------    --------
Pre-tax income.........................    29,361      34,998      43,721      52,407      62,753

Provision for taxes....................    11,451      13,649      17,051      20,439      24,474
                                         --------    --------    --------    --------    --------
Net income.............................  $ 17,910    $ 21,349    $ 26,670    $ 31,968    $ 38,279
                                         ========    ========    ========    ========    ========
Fully diluted earnings per share.......  $   0.73    $   0.87    $   1.08    $   1.30    $   1.56

8.  CERTAIN INFORMATION CONCERNING KENNAMETAL AND PEGASUS

     Pegasus. Pegasus is a newly-formed Pennsylvania corporation and wholly owned subsidiary of Kennametal organized for the sole purpose of effecting the Merger and has not carried on any prior activities other than in connection with the Offer and the Merger. The principal office of Pegasus is located at 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650. The telephone number at such office is (724) 539-5000. Until immediately prior to the consummation of the Merger, it is not anticipated that Pegasus will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     Kennametal. Kennametal is a Pennsylvania corporation. The principal executive office of Kennametal is located at 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650 and its telephone number is (724) 539-5000. Kennametal is a global leader engaged in the manufacture, purchase and distribution of a broad range of tools, tooling systems and solutions to the metalworking, mining, oil and energy industries, and wear-resistant parts for a wide range of industries. Kennametal specializes in developing and manufacturing metalcutting tools and wear-resistant parts using a specialized type of powder metallurgy. Kennametal's metalcutting tools are made of cemented tungsten carbides, ceramics, cermets, high-speed steel and other hard materials. Kennametal also manufactures and markets a complete line of toolholders, toolholding systems and rotary cutting tools by machining and fabricating steel bars and other metal alloys. In addition, Kennametal manufactures tungsten carbide products used in engineered applications, mining and highway construction, and other similar applications, including circuit board drills, compacts and metallurgical powders.

     During the last five years, neither Kennametal, any of its affiliates nor, to the best knowledge of Kennametal, any of the persons listed on Schedule I hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Available Information. Pegasus is a privately-held company and is generally not subject to the informational filing requirements of the Exchange Act, and it is generally not required to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. However, Pegasus, along with Kennametal and JLK, filed with the SEC a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer and the Merger.

     Kennametal is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of certain dates concerning Kennametal's directors and officers, their remuneration, stock options granted to them, the principal holders of Kennametal's securities and any material interest of such person in transactions with Kennametal is required to be disclosed in proxy statements distributed to Kennametal's shareowners and filed with the SEC.

     The Schedule TO and any amendments thereto, including exhibits, and such reports, proxy statements and other information should be available for inspection and copies should be obtainable at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, (ii) for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661, (iii) by accessing the SEC's website on the Internet at http://www.sec.gov and (iv) for inspection at the NYSE's offices located at 20 Broad Street, New York, New York 10005.

9.  CONDITIONS TO THE OFFER

     First, JLK is not obligated to accept for payment any Shares tendered until the Minimum Condition is satisfied or waived. To waive the Minimum Condition, JLK must first obtain the consent of Kennametal. Pursuant to the terms of the Merger Agreement, JLK has agreed to waive the Minimum Condition if Kennametal and Pegasus waive a condition to their obligation to consummate the Merger, which is that JLK purchase at least 50% of the outstanding shares of Class A Common Stock of JLK pursuant to the Offer.

     Second, notwithstanding any other term of the Offer or the Merger Agreement, JLK will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to JLK's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if on or after September 8, 2000, and at or before the time of payment for any such Shares, any of the following events shall occur and remain in effect:

     (a) any court or any governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) restricts (other than restrictions which in the aggregate do not have a material adverse effect on Kennametal after the consummation of the Offer and the Merger and which do not materially restrict the ability to consummate the Offer and the Merger), prevents or prohibits consummation of the Offer or the Merger, (ii) prohibits or limits (other than limits which in the aggregate do not materially limit the ability of Kennametal to own and operate all of the business and assets of Kennametal and JLK after the consummation of the Offer and the Merger) the ownership or operation by JLK, Kennametal or any of their subsidiaries of all or any material portion of the business and assets of JLK and its subsidiaries taken as a whole, or as a result of the Offer or the Merger compels JLK, Kennametal or any of their subsidiaries to dispose of or hold separate all or any material portion of their respective business or assets or (iii) otherwise materially adversely affects the financial condition, business or results of operations of JLK and its subsidiaries taken as a whole; or

     (b) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by JLK, Kennametal or Pegasus with or from any governmental agency in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained as of the relevant Expiration Date (other than the failure to receive any consent, registration, approval, permit or authorization or to make any notice, report or other filing that, in the aggregate, is not reasonably likely to have a material adverse effect on Kennametal after the consummation of the Offer and the Merger); or

     (c) any change or development in the financial condition, properties, business or results of operations of JLK and its subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on JLK; or

     (d) the Merger Agreement shall have been terminated by either JLK or Kennametal in accordance with its terms; or

     (e) Kennametal shall have reached an agreement or understanding in writing with JLK providing for termination or amendment of the Offer or delay in payment for the Shares.

     The foregoing conditions are for the sole benefit of JLK and may be asserted or waived by JLK prior to the expiration of the Offer, in whole or in part, at any time and from time to time in its sole discretion (except that the Minimum Condition may only be waived with the consent of Kennametal). However, the condition enumerated in (e) above may not be waived without the consent of the Special Committee. The failure by JLK at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

10.  LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

     Except as described in this Section 10, JLK, Kennametal and Pegasus are not aware of any license or regulatory permit that appears to be material to the business of JLK and that might be adversely affected by JLK's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition of Shares by JLK pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under " -- State Takeover Laws." While JLK does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to JLK's business in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, JLK may decline to accept for payment or pay for any Shares tendered. See "The Offer -- 9. Conditions to the Offer."

     State Takeover Laws. JLK and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareowners and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareowners, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareowners in and is incorporated under the laws of such state.

     JLK is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law purports to regulate certain attempts to acquire a corporation that (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. Chapter 25 of the PBCL contains provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as JLK that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of Chapter 25 that may be applicable to the Offer and the Merger, is not intended to be complete or to address further potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the relevant full text of Chapter 25 of the PBCL. JLK is a registered corporation.

     Section 2539 of Subchapter 25D provides that Section 1924(b)(1)(ii) of the PBCL (permitting a short-form merger) only applies if the relevant plan of merger has been approved by the board of directors of the registered corporation. Since the JLK Board has unanimously approved the Merger Agreement (which includes a plan of merger), the requirement of Section 2539 has been met and Kennametal may effect, and intends to effect, the Merger as a short-form merger pursuant to Section 1924(b)(1)(ii) of the PBCL.

     The interested shareholder provisions contained in Subchapter 25D (Section
2538) as they would relate to Kennametal, the control provisions contained in Subchapter 25E, the business combination provisions contained in Subchapter 25F, the control share acquisition provisions contained in Subchapter 25G, the disgorgement provisions contained in Subchapter 25H, the employee severance provisions contained in Subchapter 25I and the labor contract provisions contained in Subchapter 25J of the PBCL, are not applicable to JLK because JLK has opted out of these provisions pursuant to its Articles of Incorporation.

     Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(l) of the PBCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Kennametal intends to seek to cause JLK to terminate the registration of the shares of JLK common stock under the Exchange Act as soon as possible after consummation of the Offer as the requirements for termination of the registration of the shares of Common Stock are met.

     JLK does not believe that the antitakeover laws and regulations of any state other than the Commonwealth of Pennsylvania will by their terms apply to the Offer or the Merger, and, except as set forth above with respect to the PBCL, JLK has not attempted to comply with any state antitakeover statute or regulation. JLK reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, JLK might be required to file certain information with, or to receive approvals from, the relevant state authorities, and JLK might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer or the Merger. In such case, JLK may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer -- 9. Conditions to the Offer."

     Neither Kennametal nor JLK has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Kennametal nor JLK has presently sought to comply with any state takeover statute or regulation. Kennametal and JLK reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Kennametal or JLK might be required to file certain information with, or to receive approval from, the relevant state authorities, and JLK might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The HSR Act is not applicable to the Offer and the acquisition of the Shares tendered in the Offer.

     Neither Kennametal nor JLK believes that consummation of the Offer or the Merger will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, what the result would be. See "The Offer -- 9. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to certain judicial or governmental actions.

     Legal Proceedings. Following Kennametal's announcement of its proposal to JLK in July 2000, JLK, its directors, a former officer and Kennametal were named as defendants in several putative class action lawsuits in the Court of Common Pleas in Allegheny County, Pennsylvania filed by: Furtherfield Partners, L.P. (civil action No. GD-00-12565); Forrest J. Wagner (civil action No. GD-00-12800) and Jeffrey L. Vanderscoff (civil action No. GD-00-012809). As of the date of this Offer to Purchase, the lawsuits seek an injunction, rescission, damages, costs and attorney fees alleging among other matters fraud, fundamental unfairness and breach of fiduciary duty in connection with Kennametal's proposal made on July 20, 2000 to acquire the outstanding stock of JLK not owned by Kennametal. JLK and Kennametal believe the actions lack merit and will defend them vigorously. The amount of any ultimate exposure cannot be determined with certainty at this time. Kennametal and JLK believe that any losses derived from the final outcome of these actions and proceedings will not be material in the aggregate to JLK's or Kennametal's financial condition.

11.  FEES AND EXPENSES

     Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer and the Merger will be paid by the party incurring such fees and expenses.

     Estimated fees and expenses to be incurred by JLK and Kennametal in connection with the Offer and the Merger are as follows (unless otherwise noted, the following expenses have been, or will be, incurred by JLK):

Special Committee's Financial Advisor's Fee and Expenses....  $1,200,000
Kennametal's Financial Advisor's Fee and Expenses*..........   2,000,000
Special Committee's Legal Fees and Expenses.................     125,000
Kennametal's Legal Fees and Expenses*.......................     300,000
Accounting and Other Professional Fees and Expenses.........      15,000
Printing Costs..............................................     100,000
Depositary and Information Agent Fees and Mailing Costs.....      40,000
SEC Filing Fees.............................................       7,800
Miscellaneous...............................................      10,000
                                                              ----------
     TOTAL..................................................  $3,797,800
                                                              ==========

---------------
* Fees paid by Kennametal

     Kennametal retained Goldman, Sachs & Co. to render financial advisory services to Kennametal concerning its ownership of JLK and various strategic alternatives available to Kennametal with respect to JLK. Goldman Sachs will receive customary fees upon consummation of the Merger. Kennametal has agreed to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws.

     Goldman Sachs has rendered various investment banking services and other advisory services to Kennametal and its affiliates in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Kennametal and its affiliates. In the ordinary course of business, Goldman Sachs and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Goldman Sachs and its affiliates may hold positions, for their own account of customers, in equity, debt or other securities of JLK.

     See "Special Factors -- 3. Opinion of the Special Committee's Financial Advisor" for a description of the amount payable by JLK to CIBC World Markets, financial advisor to the Special Committee, in connection with the Offer and the Merger.

     JLK has retained ChaseMellon Shareholder Services, L.L.C. as information agent in connection with the Offer. The information agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareowners to forward material relating to the Offer to beneficial owners of Shares. JLK will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. JLK has agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     JLK also has retained ChaseMellon as the depositary. JLK will pay the depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the depositary for its reasonable out-of-pocket expenses and will indemnify the depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Kennametal nor JLK will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. JLK will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

     Except as set forth above, none of Kennametal, Pegasus, JLK or any person acting on their behalf has employed, retained or compensated any person or class of persons to make solicitations or recommendations on their behalf with respect to the Offer.

12.  MISCELLANEOUS

     We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

     JLK, Kennametal and Pegasus have filed with the SEC a Tender Offer Statement on Schedule TO together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to the Schedule TO. The Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described in "The Offer -- 8. Certain Information Concerning JLK" with respect to information concerning JLK, except that copies will not be available at the regional offices of the SEC.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF JLK, KENNAMETAL OR PEGASUS, AS THE CASE MAY BE, NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

     Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of JLK since the date as of which information is furnished or the date of this Offer to Purchase.

                          JLK DIRECT DISTRIBUTION INC.
                                KENNAMETAL INC.
                        PEGASUS ACQUISITION CORPORATION
OCTOBER 3, 2000

     FACSIMILE COPIES OF LETTERS OF TRANSMITTAL, PROPERLY COMPLETED AND DULY EXECUTED, WILL BE ACCEPTED. THE APPROPRIATE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY YOU OR YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH BELOW:

                        THE DEPOSITARY FOR THE OFFER IS:

                     CHASEMELLON SHAREHOLDER SERVICES LOGO

   By First Class Mail:                By Hand:              By Overnight Company:
 Reorganization Department    Reorganization Department    Reorganization Department
      P. O. Box 3301                 120 Broadway             85 Challenger Road
South Hackensack, NJ 07606            13th Floor              Mail Stop -- Reorg
                                  New York, NY 10271         Ridgefield, NJ 07660

                              By Facsimile Transmission:
                                    (201) 296-4293
                                Confirm by Telephone:
                                    (201) 296-4860

     YOU MAY DIRECT QUESTIONS AND REQUESTS FOR ASSISTANCE TO THE INFORMATION AGENT AT ITS TELEPHONE NUMBERS AND ADDRESS SET FORTH BELOW. YOU MAY OBTAIN ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER TENDER OFFER MATERIALS FROM THE INFORMATION AGENT AS SET FORTH BELOW AND THEY WILL BE FURNISHED PROMPTLY AT OUR EXPENSE. YOU MAY ALSO CONTACT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE CONCERNING THE OFFER.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                     CHASEMELLON SHAREHOLDER SERVICES LOGO

                                 44 Wall Street
                               New York, NY 10005

                        Banks and Brokers Call Collect:
                                 (917) 320-6285
                           All Others Call Toll Free:
                                 (888) 634-6468

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             KENNAMETAL AND PEGASUS

     The following tables set forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Pegasus and Kennametal. The business address of each such person is 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650.

     Unless otherwise indicated, each person listed below (i) has held his principal occupation for the past five years, (ii) has not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) and has not been party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws, and (iii) is a citizen of the United States.

1. DIRECTORS OF KENNAMETAL

                NAME AND YEAR                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF
                FIRST ELECTED                           OTHER PUBLICLY-TRADED CORPORATIONS
                -------------                        -----------------------------------------
Richard C. Alberding                           Retired, having served as Executive Vice President,
Director since 1982                            Marketing and International, of Hewlett-Packard
                                               Company (a designer and manufacturer of electronic
                                               products for measurement and computation) (3000
                                               Hanover Street, Palo Alto, CA, 94304). Director of
                                               Walker Interactive Systems, Inc., Sybase, Inc.,
                                               Digital Microwave Corp., Paging Network, Inc.,
                                               Digital Link Corporation and JLK.

William R. Newlin                              Managing Partner of Buchanan Ingersoll Professional
Director since 1982                            Corporation (attorneys at law) since 1980 (One Oxford
                                               Centre, 301 Grant Street, Pittsburgh, PA 15219).
                                               Managing General Partner of CEO Venture Funds
                                               (private venture capital funds). Director of Black
                                               Box Corporation, National City Bank of Pennsylvania,
                                               Parker/Hunter Incorporated, ACE Comm Corporation and
                                               the Pittsburgh Technology Council. Chairman of the
                                               Board of Directors of Kennametal and of JLK.

Timothy S. Lucas                               Chairman since 1997 and President and Chief Executive
Director since 1998                            Officer since 1990 of MacroSonix Corporation which
                                               develops and licenses resonant macrosonic synthesis
                                               (RNS) technologies. (1570 East Parham Road, Richmond,
                                               VA, 23228).

A. Peter Held                                  President of Cooper Tools, a division of Cooper
Director since 1995                            Industries, Inc. (a manufacturer and marketer of
                                               industrial power tools) having served as Vice
                                               President and General Manager International of its
                                               Champion Spark Plug Division from 1992 to 1994 (670
                                               Industrial Drive, Lexington, SC, 29072). Director of
                                               Loxcrene, Inc.

Aloysius T. McLaughlin, Jr.                    Retired, having served as Vice Chairman of Dick
Director since 1986                            Corporation (a general contractor) from 1993 to 1995
                                               and as its President and Chief Operating Officer from
                                               1985 until 1993 (PO Box 10896, Pittsburgh, PA,
                                               15236). Director of JLK.

                NAME AND YEAR                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF
                FIRST ELECTED                           OTHER PUBLICLY-TRADED CORPORATIONS
                -------------                        -----------------------------------------
Larry Yost                                     Chairman and Chief Executive Officer of ArvinMeritor,
Director since 1987                            Inc. (a provider of components for vehicles) since
                                               March 1997 (2135 West Maple Road, Troy, MI, 48084),
                                               having previously served as President, Heavy Vehicle
                                               Systems, Rockwell International Corporation, from
                                               November 1994 until March 1997 (2135 West Maple Road,
                                               Troy, MI, 48084) and as Senior Vice President of the
                                               Operations Group of Allen-Bradley Company until
                                               November 1994.

Peter B. Bartlett                              General Partner of Brown Brothers Harriman & Co.
Director since 1975                            (private bankers) since 1974 (59 Wall Street, New
                                               York, NY, 10005). Director of Erie Indemnity Company,
                                               Erie Life Insurance Company and Erie Insurance
                                               Company.

Markos I. Tambakeras                           President and Chief Executive Officer of Kennametal
Director since 1999                            since July 1999. From 1997 to June 1999, served as
                                               President, Industrial Controls Business of Honeywell
                                               Incorporated (provider of control technologies)
                                               (Honeywell Inc., 16404 North Black Canyon Highway,
                                               Phoenix, AZ, 85023), having previously served as
                                               President, Industrial Automation and Control,
                                               Honeywell Incorporated from 1995 to 1996 (Honeywell
                                               Inc., 16404 North Black Canyon Highway, Phoenix, AZ,
                                               85023) and as President, Honeywell Asia Pacific in
                                               Hong Kong from 1992 to 1994. Director of JLK.

Kathleen J. Hempel                             From 1992-1997, Vice Chairman and Chief Financial
Initially elected July 24, 2000                Officer of Fort Howard Company, now Fort James
                                               Corporation (manufacturer, converter and marketer of
                                               sanitary tissue products), having previously served
                                               as Senior Executive Vice President and Vice President
                                               of Human Resources (1919 South Broadway, Green Bay,
                                               WI, 54304). Director of Oshkosh Truck Corporation,
                                               A.O. Smith Corporation and Whirlpool Corporation.

2.  EXECUTIVE OFFICERS OF KENNAMETAL (OTHER THAN THOSE LISTED AS DIRECTORS
ABOVE)

     The executive officers of Kennametal are elected to serve annual terms at the first Board of Directors meeting following each annual meeting of shareowners. Certain information concerning Kennametal current executive officers, as of September 30, 2000, is set forth below:

NAME AND TITLE                                           EXPERIENCE DURING PAST FIVE YEARS
--------------                                           ---------------------------------
David B. Arnold                                Vice President since 1979, Chief Technical Officer
Vice President,                                since 1988, Kennametal.
Chief Technical Officer

James R. Breisinger                            Vice President since 1990; Chief Operating Officer,
Vice President,                                Advanced Materials Solutions Group since August 2000;
Chief Operating Officer, Advanced Materials    Chief Financial Officer from September 1998 to August
Solutions Group                                2000; Chief Operating Officer, Greenfield Industries,
                                               Inc. from March through September 1998. Corporate
                                               Controller from 1994 to 1998, Kennametal.

M. Rizwan Chand                                Vice President, Human Resources since May 2000;
Vice President, Human Resources                Kennametal; March 1999 to May 2000, Vice President,
                                               Human Resources, Aetna International (151 Farmington
                                               Avenue, RW1J, Hartford, CT, 06156); March 1993 to
                                               June 1998, Senior Vice President, Global Human
                                               Resources, Mary Kay Inc. (16251 Dallas Parkway,
                                               Dallas, TX, 75248); citizen of Pakistan.

David T. Cofer                                 Vice President since 1986; Secretary and General
Vice President, Secretary                      Counsel since 1982, Kennametal.
and General Counsel

Stanley B. Duzy, Jr.,                          Vice President, Business Development and
Vice President, Business Development and       Administration since November 1999, Kennametal; Vice
Administration                                 President of Finance, Industrial Controls Business
                                               from 1998 to 1999, Vice President of Finance, Asia
                                               Pacific from 1992 to 1998, Honeywell Inc. (16404
                                               North Black Canyon Highway, Phoenix, AZ, 85023).

Derwin R. Gilbreath                            Vice President since January 1997; Chief Operating
Vice President,                                Officer, Metalworking Solutions and Services Group
Chief Operating Officer,                       since August 2000; Chief Operating Officer,
Metalworking Solutions and                     Greenfield Industries, Inc. from September 1998 to
Services Group                                 August 2000; Director of Global Manufacturing from
                                               1995 to 1998, Kennametal.

F. Nicholas Grasberger, III,                   Vice President and Chief Financial Officer since
Vice President,                                August 2000, Kennametal; Corporate Treasurer from
Chief Financial Officer                        1997 to 2000 and General Manager of Business Planning
                                               from 1994 to 1997, H.J. Heinz Company (600 Grant
                                               Street, Pittsburgh, PA, 15219).

Richard C. Hendricks                           Vice President since 1982; Director of Corporate
Vice President, Corporate Development          Development since 1992, Kennametal.

H. Patrick Mahanes, Jr.                        Vice President since 1987; Executive Vice President,
Executive Vice President,                      Global Strategic Initiatives since August 2000; Chief
Global Strategic Initiatives                   Operating Officer from 1995 to August 2000,
                                               Kennametal.

NAME AND TITLE                                           EXPERIENCE DURING PAST FIVE YEARS
--------------                                           ---------------------------------
Ralph G. Niederst                              Elected Vice President in May 2000, Kennametal;
Vice President,                                Director of Management Information Technology from
Chief Information Officer                      November 1995 to May 2000, Harsco Corporation's
                                               Heckett Multiserv (610 Main Street, Butler, PA,
                                               16003).

A. David Tilstone                              Vice President since July 1997; Director of Global
Vice President,                                Marketing since April 1997; Director of Asia Pacific
Director of Global Marketing and Sales         Operations from 1995 to 1997, Kennametal.

3.  DIRECTORS OF PEGASUS*

NAME AND YEAR                                          PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF
FIRST ELECTED                                             OTHER PUBLICLY-TRADED CORPORATIONS
-------------                                          -----------------------------------------
David T. Cofer                                    See EXECUTIVE OFFICERS OF KENNAMETAL above.
First elected 2000

---------------
* Kennametal exercises the powers of the board of directors of Pegasus.

4.  EXECUTIVE OFFICERS OF PEGASUS

                                                       PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF
NAME AND TITLE                                            OTHER PUBLICLY-TRADED CORPORATIONS
--------------                                         -----------------------------------------
Markos I. Tambakeras                              See DIRECTORS OF KENNAMETAL above.
President
David T. Cofer                                    See EXECUTIVE OFFICERS OF KENNAMETAL above.
Secretary

                                                                     SCHEDULE II

                    DIRECTORS AND EXECUTIVE OFFICERS OF JLK

     The following tables set forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of JLK. The business address of each such person is 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650.

     Unless otherwise indicated, each person listed below (i) has held his principal occupation for the past five years, (ii) has not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) and has not been party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws, and (iii) is a citizen of the United States.

1.  DIRECTORS OF JLK

NAME AND YEAR                                          PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF
FIRST ELECTED                                             OTHER PUBLICLY-TRADED CORPORATIONS
-------------                                          -----------------------------------------
Richard C. Alberding                              Retired, having served as Executive Vice President,
Director since 1997                               Marketing and International, of Hewlett-Packard
                                                  Company (a designer and manufacturer of electronic
                                                  products for measurement and computation) (3000
                                                  Hanover Street, Palo Alto, CA, 94304). Director of
                                                  Walker Interactive Systems, Inc., Sybase, Inc.,
                                                  Digital Microwave Corp., Paging Network, Inc.,
                                                  Digital Link Corporation and Kennametal.

Jeffery M. Boetticher                             Chief Executive Officer of Frances Meyer Inc. (a
Director since 1997                               specialty paper company) since January 1999 (P.O.
                                                  Box 3088, Savannah, GA, 31402-3088). Served as
                                                  Chief Executive Officer of Black Box Corporation (a
                                                  leading worldwide direct marketer of computer
                                                  communications and technical service provider of
                                                  networking solutions) from June 1997 through July
                                                  1998, having also served as President of Black Box
                                                  Corporation from June 1994 through May 1997 (1000
                                                  Park Drive, Lawrence, PA, 15055). From March 1991
                                                  through May 1994, he served as President and Chief
                                                  Executive Officer of Black Box Corporation of
                                                  Pennsylvania, a wholly owned subsidiary of Black
                                                  Box Corporation.

Irwin L. Elson                                    Retired, a co-founder of J&L America, Inc., having
Director since 1997                               served as its President from July 1996 until June
                                                  1997 (P.O. Box 3359 Livonia, MI, 48150) and as a
                                                  Vice President of Kennametal from 1990, when it
                                                  acquired J&L America, to August 1994.

H. Patrick Mahanes, Jr.                           Executive Vice President, Global Strategic
Director since 1998                               Initiatives of Kennametal. Served as a Vice
                                                  President of Kennametal since 1987, he was Chief
                                                  Operating of Kennametal from 1995 through August
                                                  2000, and Director of Operations of Kennametal from
                                                  1991 to 1995.

NAME AND YEAR                                          PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF
FIRST ELECTED                                             OTHER PUBLICLY-TRADED CORPORATIONS
-------------                                          -----------------------------------------
Aloysius T. McLaughlin, Jr.                       Retired, having served as Vice Chairman of Dick
Director since 1997                               Corporation (a general contractor) from 1993 to
                                                  1995 and as its President and Chief Operating
                                                  Officer from 1985 until 1993 (PO Box 10896,
                                                  Pittsburgh, PA, 15236). Director of Kennametal.

William R. Newlin                                 Managing Partner of Buchanan Ingersoll Professional
Director since 1997                               Corporation (attorneys at law) since 1980 (One
                                                  Oxford Centre, 301 Grant Street, Pittsburgh, PA
                                                  15219). Managing General Partner of CEO Venture
                                                  Funds (private venture capital funds). Director of
                                                  Black Box Corporation, National City Bank of
                                                  Pennsylvania, Parker/Hunter Incorporated, ACE Comm
                                                  Corporation and the Pittsburgh Technology Council.
                                                  Chairman of the Board of Directors of JLK and of
                                                  Kennametal.

Markos I. Tambakeras                              President and Chief Executive Officer of Kennametal
Director since 1999                               since July 1999. From 1997 to June 1999, served as
                                                  President, Industrial Controls Business of
                                                  Honeywell Incorporated (provider of control
                                                  technologies) (16404 North Black Canyon Highway,
                                                  Phoenix, AZ, 85023), having previously served as
                                                  President, Industrial Automation and Control,
                                                  Honeywell Incorporated from 1995 to 1996 (16404
                                                  North Black Canyon Highway, Phoenix, AZ, 85023) and
                                                  as President, Honeywell Asia Pacific in Hong Kong
                                                  from 1992 to 1994. Director of Kennametal.

2.  EXECUTIVE OFFICERS OF JLK (OTHER THAN THOSE LISTED AS DIRECTORS ABOVE)

     The executive officers of JLK are elected to serve annual terms at the first Board of Directors meeting following each annual meeting of shareowners. Certain information concerning JLK's current executive officers, as of September 30, 2000, is set forth below:

NAME, AGE, AND POSITION                                    EXPERIENCE DURING PAST FIVE YEARS
-----------------------                                    ---------------------------------
John M. Beaudoin                                  Elected Vice President -- Marketing in 1997;
Vice President -- Marketing                       formerly Director of Product Management for J&L
                                                  Industrial Supply (31800 Industrial Road, Livonia,
                                                  MI, 48150) from 1992 to 1997.

Stanley B. Duzy, Jr.,                             Acting Chief Operating Officer since July 2000.
Acting Chief Operating Officer                    Vice President, Business Development and
                                                  Administration since November 1999, Kennametal
                                                  Inc.; Vice President of Finance, Industrial
                                                  Controls Business from 1998 to 1999, Vice President
                                                  of Finance, Asia Pacific from 1992 to 1998,
                                                  Honeywell Inc. (16404 North Black Canyon Highway,
                                                  Phoenix, AZ, 85023).

Paul E. Fuller                                    Elected Vice President -- Sales in 1998. Formerly,
Vice President -- Sales                           Eastern U.S. Regional Business Manager for
                                                  Kennametal from 1994 to 1998.

Diana L. Scott                                    Named Chief Financial Officer in 1999. Elected Vice
Vice President,                                   President in 1998 and Treasurer in 1997. Secretary
Chief Financial Officer and Treasurer             and Director of Finance from 1997 to 1998.
                                                  Controller for J&L Industrial Supply from 1996 to
                                                  1997 (31800 Industrial Road, Livonia, MI, 48150).
                                                  Formerly, Director of Finance for Kennametal Hertel
                                                  Europe from 1993 to 1996 (Postfach 1751, 90707
                                                  Furth, Germany).

                                    ANNEX A

                    [Letterhead of CIBC World Markets Corp.]

CONFIDENTIAL                                             September 8, 2000

Special Committee of the Board of Directors
JLK Direct Distribution Inc.
31800 Industrial Road
Livonia, Michigan 48150

Members of the Special Committee:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Special Committee of the Board of Directors of JLK Direct Distribution Inc. ("JLK"), a Pennsylvania corporation, as to the fairness, from a financial point of view, to the holders of the Class A common stock, par value $0.01 per share, of JLK (the "Class A common stock"), of the Cash Consideration (defined below) to be received pursuant to the draft Merger Agreement as of September 8, 2000 (the "Draft Merger Agreement") to be entered by JLK, Kennametal Inc. ("Kennametal"), a Pennsylvania corporation, and Pegasus Acquisition Corporation, a Pennsylvania corporation and wholly owned subsidiary of Kennametal ("Sub"). The Draft Merger Agreement provides for, among other things, (i) the commencement by JLK of a self tender offer to purchase all of the outstanding shares of Class A common stock (the "Tender Offer") at a purchase price of $8.75 per share, net to the seller in cash (the "Cash Consideration"), and (ii) subsequent to the Tender Offer, the merger of Sub with and into JLK (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Class A common stock not previously tendered will be converted into the right to receive the Cash Consideration.

In arriving at our Opinion, we:

(a)   reviewed the Draft Merger Agreement;

(b) reviewed audited financial statements of JLK for the fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999;

(c) reviewed unaudited financial statements of JLK for the fiscal year ended June 30, 2000 prepared by the management of JLK;

(d)   reviewed financial projections of JLK prepared by the management of JLK;

(e) reviewed the historical market prices and trading volume for the Class A common stock;

(f) held discussions with the senior management of JLK with respect to the business prospects for future growth of JLK;

Special Committee of the Board of Directors
JLK Direct Distribution Inc.
September 8, 2000
Page 2

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to JLK;

(h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Transaction;

(i) performed a discounted cash flow analysis and leveraged buyout analysis of JLK using certain assumptions of future performance provided to and discussed with us by the management of JLK;

(j) performed a minority buyout premiums paid analysis based on comparable acquisitions involving minority squeeze-outs;

(k)   reviewed public information concerning JLK; and

(l) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by JLK and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of JLK provided to or discussed with us, we assumed, at the direction of the management of JLK, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of JLK. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of JLK or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of JLK, or the price at which the Class A common stock will trade subsequent to announcement or upon consummation of the Transaction. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of the outstanding shares of Class A common stock. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Special Committee of the Board of Directors
JLK Direct Distribution Inc.
September 8, 2000
Page 3

We have acted as financial advisor to the Special Committee in connection with the Transaction and in rendering this Opinion and will receive a fee for our services, a significant portion of which is payable upon delivery of this Opinion. We have performed investment banking and other services for JLK and Kennametal in the past and have been compensated for such services. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of JLK for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be received by the holders of the Class A common stock in the Transaction is fair from a financial point of view to such holders. This Opinion is for the use of the Special Committee of the Board of Directors of JLK, and does not constitute a recommendation to any shareholder as to whether such shareholder should tender shares of the Class A common stock in the Tender Offer, or how such shareholder should vote on any matters relating to the proposed Transaction.

                                        Very truly yours,

                                        /s/ CIBC WORLD MARKETS CORP.

                                        CIBC WORLD MARKETS CORP.

                                    ANNEX B

                       SUBCHAPTER D OF CHAPTER 15 OF THE
                     PENNSYLVANIA BUSINESS CORPORATION LAW

SEC. 1571.  APPLICATION AND EFFECT OF SUBCHAPTER

     (a) General rule. -- Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).
    Section 1930 (relating to dissenters rights).
    Section 1931(d) (relating to dissenters rights in share exchanges).
    Section 1932(c) (relating to dissenters rights in asset transfers).
    Section 1952(d) (relating to dissenters rights in division).
    Section 1962(c) (relating to dissenters rights in conversion).
    Section 2104(b) (relating to procedure).
    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
    Section 2325(b) (relating to minimum vote requirement).
    Section 22704(c) (relating to dissenters rights upon election).
    Section 2705(d) (relating to dissenters rights upon renewal of election).
    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
    Section 7104(b)(3) (relating to procedure).

     (b) Exceptions. -- Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

          (i) listed on a national securities exchange; or

          (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

          (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

          (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

          (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights. -- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

     (d) Notice of dissenters rights. -- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2) A copy of this subchapter.

     (e) Other statutes. -- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective. -- This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references. -- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure). (Last amended by Act 198, L. '90, eff. 12-19-90.)

SEC. 1572.  DEFINITIONS

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair Value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans. (Last amended by Act 198, L. '90, eff. 12-19-90.)

SEC. 1573.  RECORD AND BENEFICIAL HOLDERS AND OWNERS

     (a) Record holders of shares. -- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares. -- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name. (Last amended by Act 169, L. '92, eff. 2Z-16-93.)

SEC. 1574.  NOTICE OF INTENTION TO DISSENT

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SEC. 1575.  NOTICE TO DEMAND PAYMENT

     (a) General rule. -- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment. -- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SEC. 1576.  FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

     (a) Effect of failure of shareholder to act. -- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. -- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder. -- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action. (Last amended by Act 198, L. '90, eff. 12-19-90.)

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SEC. 1577.  RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES

     (a) Failure to effectuate corporate action. -- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. -- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. -- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment. -- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value. (Last amended by Act 198, L. '90, eff. 12-19-90.)

SEC. 1578.  ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

     (a) General rule. -- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate. -- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation. (Last amended by Act 198, L. '90, eff. 12-19-90.)

SEC. 1579.  VALUATION PROCEEDINGS GENERALLY

     (a) General rule. -- Within 60 days after the latest of:

          (1) Effectuation of the proposed corporate action;

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          (2) Timely receipt of any demands for payment under section 1575
     (relating to notice to demand payment); or

          (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters. -- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court. -- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery. -- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application. -- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SEC. 1580.  COSTS AND EXPENSES OF VALUATION PROCEEDINGS

     (a) General rule. -- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears. -- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters. -- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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